EXHIBIT 2.1

Execution Copy

PURCHASE AGREEMENT

by and between

BETTER MINERALS & AGGREGATES COMPANY

and

HANSON BMC ACQUISITION CO.

Dated as of April 10, 2003

i

EXHIBIT A—REFERENCE BALANCE SHEET
EXHIBIT B—NON-COMPETE AGREEMENT
EXHIBIT C—OPINION OF PURCHASER’S COUNSEL
EXHIBIT D—OPINION OF SELLER’S COUNSEL
EXHIBIT E—NEWPORT SUPPLY AGREEMENT

SCHEDULE 1.1(A)—ACCOUNTING PRINCIPLES
SCHEDULE 1.1(B)—ASSIGNED PETTINOS ASSETS
SCHEDULE 1.1(C)—ASSUMED PETTINOS LIABILITIES
SCHEDULE 5.1—ORGANIZATION OF THE COMPANY AND ITS SUBSIDIARIES
SCHEDULE 5.2—ABILITY OF COMPANY TO CARRY OUT AGREEMENT
SCHEDULE 5.3—CAPITALIZATION
SCHEDULE 5.4—SUBSIDIARIES
SCHEDULE 5.5—UNDISCLOSED LIABILITIES
SCHEDULE 5.6—ABSENCE OF CERTAIN CHANGES OR EVENTS
SCHEDULE 5.7(A)(1)—RETAINED PROPERTIES
SCHEDULE 5.7(A)(2)—REAL PROPERTY
SCHEDULE 5.7(B)—OPERATING SITES
SCHEDULE 5.7(E)—MINING AND EXTRACTING OPERATIONS
SCHEDULE 5.7(F)—EMINENT DOMAIN; APPROPRIATION PROCEEDINGS
SCHEDULE 5.7(G)—PROCEEDINGS GENERALLY
SCHEDULE 5.7(I)(1)—SURVEYS
SCHEDULE 5.7(I)(2)—ACCESS
SCHEDULE 5.7(J)—LEASES AND OTHER RIGHTS
SCHEDULE 5.7(N)—EXISTING TITLE REPORTS
SCHEDULE 5.8—LITIGATION
SCHEDULE 5.9—COMPLIANCE WITH LAW
SCHEDULE 5.10—CONTRACTS
SCHEDULE 5.12—TAX MATTERS
SCHEDULE 5.12(I)—TAX RETURNS
SCHEDULE 5.12(S)—NET OPERATING LOSS CARRYFORWARDS
SCHEDULE 5.13(A)—EMPLOYEE BENEFIT PLANS
SCHEDULE 5.13(B)—MULTIEMPLOYER PLANS
SCHEDULE 5.13(E)—EMPLOYEE PENSION AND BENEFIT PLANS
SCHEDULE 5.13(J)—WELFARE BENEFIT PLANS
SCHEDULE 5.13(L)—PARACHUTE PAYMENTS
SCHEDULE 5.14—TRADEMARKS
SCHEDULE 5.15—ENVIRONMENTAL MATTERS
SCHEDULE 5.16—LABOR
SCHEDULE 5.17(A)—CERTAIN EMPLOYEES
SCHEDULE 5.17(C)—RETIRED EMPLOYEES
SCHEDULE 5.19—INTERCOMPANY TRANSACTIONS
SCHEDULE 5.20—BANK ACCOUNTS
SCHEDULE 5.21—ROYALTY OBLIGATIONS
SCHEDULE 5.22(A)—INSURANCE POLICIES AND CLAIMS

v

SCHEDULE 5.22(B)—POTENTIAL INSURANCE LIABILITIES
SCHEDULE 6.2—ABILITY OF THE SELLER TO CARRY OUT AGREEMENT
SCHEDULE 6.3—MEMBERSHIP INTERESTS
SCHEDULE 8.3—CONDUCT OF BUSINESS
SCHEDULE 8.4(G)—EMPLOYEE MATTERS
SCHEDULE 8.10(A)—GEOLOGICAL FIRMS AND RESERVE DUE DILIGENCE
SCHEDULE 8.10(C)—ENVIRONMENTAL FIRMS
SCHEDULE 8.11(A)—FORM OF ESTOPPEL CERTIFICATE
SCHEDULE 8.11(B)—LANDLORD ESTOPPELS
SCHEDULE 8.13—SUBSTITUTE LETTERS OF CREDIT
SCHEDULE 9.5—CONSENTS
SCHEDULE 10.5—CONSENTS
SCHEDULE 10.10—RELEASE OF ENCUMBRANCES
SCHEDULE 10.16—DUE DILIGENCE SITES
SCHEDULE 12.6—RELEASED PARTIES

Execution Copy

PURCHASE AGREEMENT dated as of April 10, 2003 (herein, together with the Schedules attached hereto, referred to as the “Agreement”) among BETTER MINERALS & AGGREGATES COMPANY, a Delaware corporation (the “Seller”), HANSON BMC ACQUISITION CO., a Delaware corporation (“Purchaser”), solely for the purposes of Article 14 hereof, U.S. Silica Company, a Delaware corporation (“Seller Guarantor”), and, solely for the purposes of Article 15 hereof, Hanson Building Materials America, Inc., a Delaware corporation (“Purchaser Guarantor”).

W I T N E S S E T H:

WHEREAS, the Seller is the sole record and beneficial owner of all of the issued and outstanding membership interests (the “Membership Interests”) of Stone Materials Company, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Better Materials Corporation, a Pennsylvania corporation (“Better Materials”);

WHEREAS, Better Materials is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of George F. Pettinos, Inc., a Delaware corporation (“Pettinos”);

WHEREAS, at or prior to the Closing, the following transactions (the “Pettinos Transactions”) shall be effected simultaneously: (i) Pettinos will be converted into a Delaware limited liability company (“Pettinos LLC”), of which Better Materials shall be the sole record and beneficial owner of all of the issued and outstanding membership interests (the “Pettinos LLC Membership Interests”), (ii) the Assigned Pettinos Assets will be assigned to Better Materials and Better Materials will assume and agree to pay and discharge only the Assumed Pettinos Liabilities and (iii) the Pettinos LLC Membership Interests will be transferred to Seller or an affiliate of Seller other than the Company or a Subsidiary; and

WHEREAS, upon the terms and conditions hereinafter set forth, Seller desires to sell, and Purchaser desires to purchase, the Membership Interests;

NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, Seller, the Company and Purchaser agree as follows:

ARTICLE 1

Definitions

1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounting Principles” means the accounting principles, policies and procedures of the Company, which are in conformity with GAAP (except as otherwise expressly provided herein), as applied by the Company in preparing the Reference Balance Sheet; provided that, anything herein to the contrary notwithstanding, for the purposes of this definition the accounting principles with respect to inventory, receivables and accrued liabilities shall be those set forth on Schedule 1.1(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Ancillary Agreements” means the Non-Compete Agreement, the Newport Supply Agreement and the Distribution Agreement.

“Assets” shall have the meaning set forth in Section 5.7.

“Assigned Pettinos Assets” shall mean the assets of Pettinos set forth on Schedule 1.1(b).

“Assumed Pettinos Liabilities” shall mean the liabilities of Pettinos set forth on Schedule 1.1(c).

“Benchmark Working Capital” shall mean $15,000,000.

“Better Materials” shall have the meaning set forth in the Preamble.

“BMAC Retirement Plan I” shall mean the BMAC Retirement Plan I described in Schedule 5.13(a).

“BMAC Retirement Plan II” shall mean the BMAC Retirement Plan II described in Schedule 5.13(a).

“Carve-Out Representations” shall have the meaning set forth in Section 10.1.

“CERCLA” shall have the meaning set forth in Section 5.15.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Payment” shall have the meaning set forth in Section 3.2(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“comparable benefit” shall have the meaning set forth in Section 4.5.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.1.

“Continuing Employee” or “Continuing Employees” shall have the meaning set forth in Section 8.4.

“Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Controlled Group Member” shall have the meaning set forth in Section 5.13.

“Counter-Indemnification Notice” shall have the meaning set forth in Section 12.3(j).

“Credit Agreement” shall mean, collectively, (a) the Credit Agreement dated as of September 30, 1999, as amended, by and between (i) BMAC Holdings, Inc., as Parent Guarantor, (ii) the Seller, as Borrower, (iii) George F. Pettinos (Canada) Limited, as Canadian Borrower, (iv) the lenders named therein, as Lenders and (v) Banque Nationale de Paris, as Agent, and (b) all ancillary agreements that are exhibits to the Credit Agreement referred to in clause (a).

“Current Assets of the Company” shall mean the Company’s and the Subsidiaries’ current assets (calculated as the sum of inventory, prepaid expenses and accounts receivable, but shall not include: cash or cash equivalents; any item relating to or in respect of Tax (including but not limited to Tax deposits or deferred income Taxes); or any prepaid expenses paid to or accounts receivable from Seller or any Affiliate of Seller), all as recorded on the Preliminary Closing Statement or on the Final Closing Statement, as applicable.

“Current Liabilities of the Company” shall mean the Company’s and the Subsidiaries’ current liabilities (calculated as the sum of accounts payable, accrued expenses and the current portion of long term debt and leases, but shall not include: any item relating to or in respect of Tax; or any liabilities owed to Seller or any Affiliate of Seller (including, but not limited to the liabilities referred to on the Reference Balance Sheet as (i) “Interco—Due to Affiliates” in the approximate amount of $30,508,000 and (ii) “Notes Payable to Affiliate” in the approximate amount of $100,000,000)), all as recorded on the Preliminary Closing Statement or on the Final Closing Statement, as applicable.

“Damages” shall have the meaning set forth in Section 12.1.

“Descriptive Memorandum” shall have the meaning set forth in Section 5.23.

“Disclosed Intercompany Claims” shall have the meaning set forth in Section 6.4.

“Dispute Notice” shall have the meaning set forth in Section 4.2.

“Disputes Auditor” means an independent public accounting firm mutually agreed upon by Seller and Purchaser.

“Distribution Agreement” shall mean the agreement to be entered into between Seller and Purchaser pursuant to Section 8.15.

“DOJ” shall have the meaning set forth in Section 8.2.

“Domain Names” shall have the meaning set forth in Section 5.14.

“Due Diligence Amount” shall have the meaning set forth in Section 8.10.

“Economically Recoverable” shall have the meaning set forth in Section 10.17.

“Employee Benefit Plans” shall have the meaning set forth in Section 5.13.

“Encumbrances” shall have the meaning set forth in Section 5.7.

“Endorsements” shall have the meaning set forth in Section 10.6.

“Environmental Due Diligence Amount” shall have the meaning set forth in Section 8.10.

“Environmental Firms” shall have the meaning set forth in Section 8.10.

“Environmental Laws” shall have the meaning set forth in Section 5.15.

“Environmental Permits” shall have the meaning set forth in Section 5.15.

“Environmental Reports” shall have the meaning set forth in Section 5.15.

“Existing Title Reports” shall have the meaning set forth in Section 5.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Closing Statement” shall have the meaning set forth in Section 4.3.

“FTC” shall have the meaning set forth in Section 8.2.

“GAAP” means U.S. generally-accepted accounting principles, consistently applied.

“Galik Mortgage” shall have the meaning set forth in Section 5.7.

“Geological Survey Amount” shall have the meaning set forth in Section 8.10.

“Geological Survey Firms” shall have the meaning set forth in Section 8.10.

“Golf Sand” shall mean sand meeting USGA recommended or customer required specifications (consistent with past practice of the Company and Seller Guarantor) for the construction of greens, tee boxes and such other golf course uses for which the sand mined from the Company’s Berlin or Upper Township, New Jersey locations has been sold by the Company and Seller Guarantor in the past.

“Golf Territory” shall mean the Covered Area (as defined in the Non-Compete Agreement).

“Hazardous Substances” shall have the meaning set forth in Section 5.15.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Notice” shall have the meaning set forth in Section 12.3(j).

“Indemnified Party” shall have the meaning set forth in Section 12.3(b).

“Indemnifying Party” shall have the meaning set forth in Section 12.3(b).

“Indemnity Deductible” shall have the meaning set forth in Section 12.3(e).

“Interest Start Date” shall have the meaning set forth in Section 4.5.

“IRS” means the United States Internal Revenue Service.

“J.P. Morgan” shall have the meaning set forth in Section 5.11.

“Landlord Estoppel” shall have the meaning set forth in Section 8.11.

“Law” shall have the meaning set forth in Section 5.9.

“Leased Real Property” shall have the meaning set forth in Section 5.7.

“Material Adverse Effect” means (a) any adverse effect on the properties, financial condition or results of operations of the Company or any of the Subsidiaries which is material to the Company and the Subsidiaries taken as a whole; provided, however, that the following shall not be considered a Material Adverse Effect: (i) any adverse effect caused by (x) adverse economic conditions in the United States generally or (y) conditions generally affecting the industry in which the Company and the Subsidiaries compete as a whole and (ii) any adverse change attributable to the public announcement or the pendency of this Agreement or the performance of this Agreement; or

(b) any effect that would materially impair Purchaser’s or Seller’s ability to consummate the transaction contemplated hereby.

“Membership Interests” shall have the meaning set forth in the Preamble.

“Mining Lease” shall have the meaning set forth in Section 5.7.

“Mining Site(s)” shall have the meaning set forth in Section 10.18.

“Multiemployer Plans” shall have the meaning set forth in Section 5.13.

“Newport Supply Agreement” shall have the meaning set forth in Section 10.14.

“Non-Compete Agreement” shall have the meaning set forth in Section 9.6.

“Offering Materials and Presentations” shall have the meaning set forth in Section 5.23.

“Operating Site” shall have the meaning set forth in Section 5.7.

“Overlap Period” shall have the meaning set forth in Section 8.5(b).

“Owned Real Property” shall have the meaning set forth in Section 5.7.

“Pension Plans” shall have the meaning set forth in Section 5.13.

“Permit Objective” shall have the meaning set forth in Section 4.5.

“Permitted Encumbrances” shall have the meaning set forth in Section 5.7.

“Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof, or any other entity.

“Personal Property” shall have the meaning set forth in Section 5.7.

“Pettinos” shall have the meaning set forth in the Preamble.

“Pettinos LLC” shall have the meaning set forth in the Preamble.

“Pettinos LLC Membership Interests” shall have the meaning set forth in the Preamble.

“Pettinos Transactions” shall have the meaning set forth in the Preamble.

“Phase I Reports” shall have the meaning set forth in Section 10.16.

“Pre-Adjustment Purchase Price” shall have the meaning set forth in Section 2.2.

“Preliminary Closing Statement” shall have the meaning set forth in Section 4.1.

“Proprietary Rights” shall have the meaning set forth in Section 5.14.

“Proprietary Rights Agreement” shall have the meaning set forth in Section 5.17.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” shall have the meaning set forth in the Introduction.

“Purchaser Guaranteed Obligations” shall have the meaning set forth in Section 15.1.

“Purchaser Guarantor” shall have the meaning set forth in the Introduction.

“Purchaser Indemnitee” and “Purchaser Indemnitees” shall have the meaning set forth in Section 12.1.

“Purchaser Releasees” shall have the meaning set forth in Section 12.6(a).

“Purchaser Releasors” shall have the meaning set forth in Section 12.6(b).

“Purchaser’s Rich Hill Surveys” shall have the meaning set forth in Section 10.20.

“Purchaser’s Surveyor” shall have the meaning set forth in Section 10.20.

“Purchaser’s Title Work” shall have the meaning set forth in Section 5.7.

“Real Property” shall have the meaning set forth in Section 5.7.

“Real Property Lease” or “Real Property Leases” shall have the meaning set forth in Section 5.7.

“Reference Balance Sheet” means the consolidated balance sheet of the Company and the Subsidiaries prepared in accordance with the Accounting Principles and attached hereto as Exhibit A.

“Reference Balance Sheet Date” means December 31, 2002.

“Regular Representations” shall have the meaning set forth in Section 10.1.

“Regulatory Objective Adjustment Amount” shall have the meaning set forth in Section 4.5.

“Regulatory Objective Adjustment Date” shall have the meaning set forth in Section 4.5.

“Regulatory Objective Adjustment Interest Amount” shall have the meaning set forth in Section 4.5.

“Release” shall have the meaning set forth in Section 5.15.

“Remedial Requirements” shall have the meaning set forth in Section 10.16.

“Romesburg Mortgage” shall have the meaning set forth in Section 5.7.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Group” shall mean Seller’s ultimate parent company, USS Holdings, Inc., and all of its direct and indirect subsidiaries, other than the Company and its Subsidiaries.

“Seller Guaranteed Obligations” shall have the meaning set forth in Section 14.1(a).

“Seller Guarantor” shall have the meaning set forth in the Introduction.

“Seller Indemnitee” or “Seller Indemnitees” shall have the meaning set forth in Section 12.2.

“Seller Pension Plans” shall have the meaning set forth in Section 8.4.

“Seller Releasees” shall have the meaning set forth in Section 12.6(b).

“Seller Releasors” shall have the meaning set forth in Section 12.6(a).

“Seller Savings Plans” shall have the meaning set forth in Section 8.4.

“Seller’s Use” shall have the meaning set forth in Section 5.7.

“Silicosis Liability” shall mean any liability arising out of any actions, suits, causes of action, proceedings, or claims for personal injury or death resulting from or caused by silicosis asserted against any Purchaser Indemnitee, the Company or its Subsidiaries on or after the Closing Date arising out of (a) the Seller Group’s sale of any silica containing materials, or (b) the operation of, or sale from, industrial sand processing facilities by the Company, its Subsidiaries or Pettinos.

“Subsidiary” or “Subsidiaries” shall have the meaning set forth in Section 5.4.

“Surveys” shall have the meaning set forth in Section 5.7.

“Tax” or “Taxes” means any tax imposed of any nature, including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax or FICA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax, any withholding or backup withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, and all other taxes or similar assessments of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax.

“Tax Group” shall have the meaning set forth in Section 5.12.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and any amendment to any of the foregoing.

“Taxable Period” means the appropriate tax accrual period for applicable Taxes of the Seller, provided however, that the Taxable Period for the Company and each of its Subsidiaries for federal income tax purposes with respect to the transactions contemplated by this Agreement shall begin on January 1, 2003 and end at close of business on the Closing Date.

“Title Company” shall have the meaning set forth in Section 10.6.

“Title Policies” shall have the meaning set forth in Section 10.6.

“Transition Service” shall have the meaning set forth in Section 8.12.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.

“Working Capital of the Company” shall mean the Current Assets of the Company less the Current Liabilities of the Company, as recorded on the Preliminary Closing Statement or on the Final Closing Statement, as applicable.

“Zoning Letters” shall have the meaning set forth in Section 10.18.

“Zoning Objective” shall have the meaning set forth in Section 4.5.

ARTICLE 2

SALES AND PURCHASE OF MEMBERSHIP INTERESTS

2.1. Sale and Purchase. At the Closing and upon the terms and subject to the conditions contained herein, Seller will sell and transfer to Purchaser, and Purchaser will purchase and accept from the Company, the Membership Interests.

2.2. Purchase Price and Payment. In consideration of the sale and transfer pursuant to Section 2.1, Purchaser hereby agrees to pay to Seller a purchase price equal to $152,000,000 (One Hundred Fifty Two Million United States Dollars) plus the Due Diligence Amount (the “Pre-Adjustment Purchase Price”), as adjusted under Article 4. The term “Purchase Price” shall mean the Pre-Adjustment Purchase Price adjusted as provided in Article 4.

ARTICLE 3

CLOSING AND TERMINATION

3.1. Closing. The closing of the transactions provided for herein (the “Closing”) will take place at the offices of Pillsbury Winthrop LLP, at One Battery Park Plaza, New York, New York, at 10:00 a.m. (New York time) no later than the second business day following the satisfaction of all conditions set forth in Articles 9 and 10 (other than deliveries at closing, which shall be satisfied at the Closing), or at such other time and place as Purchaser and Seller shall agree (the “Closing Date”).

3.2. Transactions on the Closing Date. (a) At the Closing, Seller will deliver to Purchaser the following:

(i) appropriate documentation evidencing transfer of the Membership Interests to Purchaser;

(ii) resignations of each of the directors and officers of the Company and each Subsidiary;

(iii) each of the certificates and other documents contemplated by Article 10 hereof;

(iv) evidence of the consents, licenses, approvals, authorizations, qualifications and orders referred to in Section 10.5;

(v) a copy of the Certificate of Formation of the Company certified by the Secretary of State of Delaware as of a date within five (5) days of the Closing Date;

(vi) a copy of the Operating Agreement of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company;

(vii) a copy of the incorporation or formation documents of each of the Subsidiaries, certified by the Secretary of State of the state of each such Subsidiary’s incorporation or formation, as applicable, as of a date within five (5) days of the Closing Date;

(viii) a copy of the By-laws or operating agreement, as applicable, of each of the Subsidiaries as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company;

(ix) good standing certificates (including franchise tax or equivalent tax) for the Company and each Subsidiary from the Secretary of State of the state of each such entity’s incorporation or formation, as the case may be, as of a date within five (5) days of the Closing Date;

(x) the original minute books and stock books or membership interest registers of the Company and each Subsidiary;

(xi) the Non-Compete Agreement and Distribution Agreement referred to in Section 10.7;

(xii) the opinion of Seller’s counsel referred to in Section 10.8;

(xiii) evidence of termination of the guarantees and the releases referred to in Section 10.9;

(xiv) the releases referred to in Section 10.10; and,

(xv) the Newport Supply Agreement referred to in Section 10.14.

(b) At the Closing, Purchaser will deliver to Seller the following:

(i) by wire transfer in immediately available funds to an account designated in writing by Seller, the Pre-Adjustment Purchase Price plus an amount equal to the reasonably estimated increase, or minus an amount equal to the reasonably estimated decrease, as applicable, in Working Capital of the Company to be reflected on the Final Closing Statement from Benchmark Working Capital, in either case as estimated by Seller and reviewed and agreed with Purchaser in good faith prior to the Closing Date (utilizing, among other things, the most recent unaudited consolidated balance sheet of the Company available at the time such estimate is made), prepared in accordance with the Accounting Principles, and which balance sheet and estimate of Working Capital of the Company shall be delivered to Purchaser at least five (5) business days prior to the Closing Date (the “Closing Payment”);

(ii) the Non-Compete Agreement and Distribution Agreement referred to in Section 9.6;

(iii) the opinion of Purchaser’s counsel referred to in Section 9.8; and

(iv) each of the certificates and other documents contemplated by Article 9 hereof.

3.3. Termination. Anything contained in this Agreement other than in this Section 3.3 to the contrary notwithstanding, this Agreement may be terminated at any time:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller, if the transactions contemplated hereby are not consummated on or before July 31, 2003 (or such later date as may be agreed upon in writing by the parties hereto);

(c) by Purchaser, if Seller shall breach any of its representations, warranties or obligations hereunder and such breach, individually or together with all other such breaches, has caused or constitutes a Material Adverse Effect with respect to Seller or the Company and the Subsidiaries taken as a whole and shall not have been cured such that no Material Adverse Effect is continuing or waived and Seller shall not have provided reasonable assurance that such breach will be cured such that no Material Adverse Effect will be continuing as of the Closing Date; or

(d) by Seller, if Purchaser shall breach any of its representations, warranties or obligations hereunder and such breach, individually or together with all other such breaches, has caused or constitutes a Material Adverse Effect with respect to Purchaser and shall not have been cured such that no Material Adverse Effect is continuing or waived and Purchaser shall not have provided reasonable assurance that such breach will be cured such that no Material Adverse Effect will be continuing as of the Closing Date.

ARTICLE 4

PRELIMINARY AND FINAL CLOSING

STATEMENTS; ADJUSTMENTS

4.1. Preliminary Closing Statement. (a) As soon as reasonably possible after the Closing Date but in any event within sixty (60) days thereafter, Seller shall prepare and deliver to Purchaser a consolidated balance sheet for the Company and the Subsidiaries as of the Closing Date (the “Preliminary Closing Statement”).

(b) The Preliminary Closing Statement shall be prepared in accordance with the Accounting Principles.

(c) Purchaser will, and will cause the Company and each Subsidiary to, make available to Seller and its representatives, as requested by Seller, all books, records and other documents pertaining to the businesses of the Company or any Subsidiary deemed reasonably necessary or desirable by Seller in preparing the Preliminary Closing Statement and personnel responsible for preparing or maintaining such books, records and documents.

(d) Seller shall, as close as reasonably possible to the anticipated Closing Date, cause to be performed (i) a physical inventory of all inventory of the Company and the Subsidiaries other than spare parts, and (ii) a sample cycle count of all spare parts inventory of the Company and the Subsidiaries, each in accordance with the normal procedures of each such entity, as applicable. The inventory of at least 80% of the value of the stone shall have been performed by third party personnel, whether by fly-over, ground survey or other generally accepted practice. In addition, Seller shall permit Purchaser’s auditors and other authorized representatives to observe such physical inventory procedures.

4.2. Review of Statement. Purchaser and its independent certified public accountants may review the Preliminary Closing Statement and the books of account of Seller relating to the Company and the Subsidiaries and may make inquiry of the appropriate employees of Seller and of Seller’s accountants. The Preliminary Closing Statement shall be binding and conclusive upon, and deemed accepted by, Purchaser unless Purchaser shall have notified Seller in writing within sixty (60) days after receipt of the Preliminary Closing Statement of any objections thereto (a “Dispute Notice”). A Dispute Notice shall specify in reasonable detail the items of the Preliminary Closing Statement which are being disputed, and a summary of the reasons for such dispute. The parties agree that any amounts to be paid pursuant to Section 4.4 which are not disputed in the Dispute Notice shall be paid to the applicable party within ten (10) days after the expiration of the sixty (60) day period within which Seller may notify Purchaser of objections pursuant to this Section 4.2.

4.3. Disputes; Final Closing Statement. (a) At the request of Purchaser or Seller, any dispute between the parties relating to the Preliminary Closing Statement which cannot be resolved by them within thirty (30) days after receipt of the Dispute Notice shall be referred to the Disputes Auditor for decision, which shall be final and binding on both parties. The parties agree that they will require the Disputes Auditor to render its decision within thirty (30) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto.

(b) Before referring a matter to the Disputes Auditor, the parties shall agree on procedures to be followed by the Disputes Auditor (including procedures for presentation of evidence). If the parties are unable to agree upon procedures before the end of thirty (30) days after receipt of the Dispute Notice, the Disputes Auditor shall establish procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible; the Disputes Auditor’s procedures may be, but need not be, those proposed by either Purchaser or Seller; provided, however, that the Disputes Auditor shall in all cases use the Accounting Principles in resolving any dispute. The parties shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditor, and the Disputes Auditor shall decide the dispute in accordance therewith as promptly as practicable. The fees and expenses of the Disputes Auditor for, and relating to, the making of any such decision shall be borne by the parties equally.

(c) The Preliminary Closing Statement shall become final and binding on both parties upon the earliest of (i) if no Dispute Notice has been given, the expiration of the period within which Purchaser may notify Seller of any objections to the Preliminary Closing Statement pursuant to Section 4.2, (ii) agreement by Seller and Purchaser that such Preliminary Closing Statement, together with any modifications thereto agreed in writing by Seller and Purchaser, shall be final and binding and (iii) the date on which the Disputes Auditor shall issue its decision with respect to any dispute relating to such Preliminary Closing Statement. The Preliminary Closing Statement, as adjusted pursuant to any agreement between the parties or pursuant to the decision of the Disputes Auditor, when final and binding on both parties, is herein referred to as the “Final Closing Statement”.

4.4. Working Capital Adjustments. Within ten (10) days after the Preliminary Closing Statement has become final and binding on Seller and Purchaser pursuant to Section 4.3,

(a) If the Closing Payment is less than the Pre-Adjustment Purchase Price plus the amount of increase, or minus the amount of decrease, as applicable, in Working Capital of the Company as reflected on the Final Closing Statement from Benchmark Working Capital, Purchaser shall pay to Seller, by wire transfer in immediately available funds to the account designated by Seller, an amount equal to such deficit (less any amounts previously paid to Seller pursuant to the last sentence of Section 4.2), plus interest on such amount at a rate per annum equal to “prime rate” as published in the Wall Street Journal under the column titled “Money Rate” on the business day preceding the date of such payment, accruing from the date that is ten (10) days after delivery of the Preliminary Closing Statement to the date of payment of such amount, or

(b) If the Closing Payment exceeds the Pre-Adjustment Purchase Price plus the amount of increase, or minus the amount of decrease, as applicable, in Working Capital of the Company as reflected on the Final Closing Statement from Benchmark Working Capital, Seller shall pay to Purchaser, by wire transfer in immediately available funds to the account designated by Purchaser, an amount equal to such excess (less any amounts previously paid to Purchaser pursuant to the last sentence of Section 4.2), plus interest on such amount at a rate per annum equal to “prime rate” as published in the Wall Street Journal under the column titled “Money Rate” on the business day preceding the date of such payment, accruing from the date that is ten (10) days after delivery of the Preliminary Closing Statement to the date of payment of such amount.

4.5. Regulatory Objective Adjustment.

(a) Payment of Regulatory Objective Adjustment Amount. Unless both the Zoning Objective and the Permit Objective have been achieved on or prior to the date that is the fifth anniversary of the Closing Date (the “Regulatory Objective Adjustment Date”), then, within ten business days of the Regulatory Objective Adjustment Date, Seller shall pay to Purchaser, by wire transfer in immediately available funds to an account designated by Purchaser, the Regulatory Objective Adjustment Amount. Anything herein to the contrary notwithstanding, if, on or prior to the Regulatory Objective Adjustment Date, both the Zoning Objective and the Permit Objective have been achieved, then Seller shall not be obligated to make any payment to Purchaser pursuant to this Section 4.5.

(b) Definitions.

(i) “Zoning Objective” means the re-zoning by Nockamixon Township of tax parcel number 30-11-100 (the approximately 20 acre parcel to the south of Quarry Road and the west of the existing quarry) from “C” commercial to “Q” quarry, or any zoning change or changes that have a comparable benefit to the Company, a Subsidiary or any successor thereof by increasing the area from which the Company, such Subsidiary or such successor thereof may extract stone.

(ii) “Permit Objective” means the obtaining by the Company, any Subsidiary or any of their successors of a permit from the City of Millville to mine a portion of Block 135 Lots 1 through 5, and Block 139 Lots 1 through 8, 22 and 25, sufficient to allow the extraction of approximately 30 million tons of sand, or any other right (including any right arising from a change in regulations or change in interpretation of existing regulations) of comparable benefit to the Company, such Subsidiary or any successor thereof.

(iii) “comparable benefit” means, for the purposes of this Section 4.5, a benefit that results in recoverable reserves being not less than would have been the case had the specific zoning or permit, as applicable, been obtained.

(iv) “Regulatory Objective Adjustment Amount” means the aggregate of (x) $2,000,000 plus (y) the Regulatory Objective Adjustment Interest Amount.

(v) “Regulatory Objective Adjustment Interest Amount.”

(A) If either the Zoning Objective or the Permit Objective has been achieved on or prior to the third anniversary of the Closing Date (the “Interest Start Date”), then the term “Regulatory Objective Adjustment Interest Amount” shall mean interest on $1,000,000 at a rate per annum equal to “prime rate” as published in the Wall Street Journal under the column titled “Money Rate” on the business day preceding the date of payment of the Regulatory Objective Adjustment Amount, accruing from the Interest Start Date to the date of payment of the Regulatory Objective Adjustment Amount.

(B) If neither the Zoning Objective nor the Permit Objective has been achieved on or prior to the Regulatory Objective Adjustment Date, then the term “Regulatory Objective Adjustment Interest Amount” shall mean interest on $2,000,000 at a rate per annum equal to “prime rate” as published in the Wall Street Journal under the column titled “Money Rate” on the business day preceding the date of payment of the Regulatory Objective Adjustment Amount, accruing from the Interest Start Date to the payment of the Regulatory Objective Adjustment Amount.

(C) If either the Zoning Objective or the Permit Objective is achieved after the Interest Start Date, but before the Regulatory Objective Adjustment Date, then the term “Regulatory Objective Adjustment Interest Amount” shall mean (1) interest on $2,000,000 at a rate per annum equal to “prime rate” as published in the Wall Street Journal under the column titled “Money Rate” on the business day preceding the date of payment of the Regulatory Objective Adjustment Amount, accruing from the Interest Start Date to the date upon which either the Zoning Objective or the Permit Objective is achieved plus (2) interest on

$1,000,000 at a rate per annum equal to “prime rate” as published in the Wall Street Journal under the column titled “Money Rate” on the business day preceding the date of payment of the Regulatory Objective Adjustment Amount, accruing from the date upon which either the Zoning Objective or the Permit Objective is achieved to the date of payment of the Regulatory Objective Adjustment Amount.

(c) Enforcement. In case Seller shall fail forthwith to pay the Regulatory Objective Adjustment Amount if and when due hereunder, Purchaser shall be entitled and empowered to institute any actions or proceedings at law or in equity for the collection of the Regulatory Objective Adjustment Amount so due and unpaid to Purchaser, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against Seller and collect in the manner provided by law out of the property of Seller wherever situated the monies adjudged or decreed to be payable. Seller and Purchaser agree that in any suit for the enforcement of any right or remedy under this Section 4.5, the court may in its discretion assess reasonable costs payable to the prevailing party, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

WITH RESPECT TO THE COMPANY AND THE SUBSIDIARIES

Except as otherwise set forth in the Schedule relating to the specific representation or warranty, or in any other Schedule where the applicability to the specific representation or warranty of the information set forth on such other Schedule is reasonably apparent, Seller represents and warrants to Purchaser with respect to the Company and the Subsidiaries that:

5.1. Organization of the Company and the Subsidiaries.

The Company and each Subsidiary is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Company and each Subsidiary is qualified to do business in each jurisdiction in which the nature of its business or the ownership of its properties requires it to be so qualified. Schedule 5.1 correctly lists each jurisdiction in which the Company and each Subsidiary is qualified to do business as a foreign corporation or limited liability company, its respective officers, directors, managers and members.

5.2. Ability to Carry Out the Agreement. Other than as set forth in Schedule 5.2, neither the Company nor any Subsidiary is subject to or bound by any provision of

(i) any law, statute, rule, regulation or judicial or administrative decision,

(ii) any articles or certificate of incorporation, certificate of formation, by-laws, or operating agreement,

(iii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

(iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by or under which there would be a default or an ability to terminate or an acceleration of the maturity of any indebtedness, or the creation of a lien, charge or encumbrance on any assets of the Company or any Subsidiary as a result of, nor is the consent of any Person under any contract or agreement or otherwise which has not been obtained required for, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, other than notification under the HSR Act.

5.3. Capitalization of the Company. The issued and outstanding membership interests of the Company are set forth in Schedule 5.3. All of the issued and outstanding membership interests of the Company are duly authorized, validly issued and free of preemptive rights. There are no outstanding options, warrants or other rights of any kind to acquire any additional membership interests of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional membership interests, nor is the Company committed to issue any such option, warrant, right or security. Other than as may be imposed by applicable federal and state securities laws, there are no restrictions on the sale of the Membership Interests as provided hereunder except as set forth on Schedule 5.3, and upon the sale of the Membership Interests as provided hereunder there will be no restrictions on the transfer of any membership interests of the Company other than as may be imposed by applicable federal and state securities laws and the Purchaser will own the Membership Interests free and clear of any Encumbrances (other than restrictions on transfer or Encumbrances created by, or attributable to actions taken by, Purchaser).

5.4. Equity Interests. Schedule 5.4 sets forth the entities in which the Company owns an equity interest other than Pettinos (the “Subsidiaries,” each a “Subsidiary”). The Company possesses good and valid title to all of the issued and outstanding shares of capital stock or membership interests, as the case may be, of each Subsidiary, free and clear of any and all liens, claims, restrictions, encumbrances, security interests or options. All of the issued and outstanding shares of capital stock of each Subsidiary that is a corporation are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. All of the issued and outstanding membership interests of each Subsidiary that is a limited liability company are duly authorized, validly issued and free of preemptive rights. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock or membership interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional shares of capital stock or membership interests of any Subsidiary, and neither the Company nor any Subsidiary is committed to issue any such option, warrant, right or security. Other than as may be imposed by applicable federal and state securities laws, upon the sale of the Membership Interests as provided hereunder there will be no restrictions on the transfer of any shares of capital stock or membership interests of any Subsidiary and the Company will own all such capital stock and membership interests free and clear of all Encumbrances (other than Encumbrances created by, or attributable to actions taken by, Purchaser). Except for Pettinos and as set forth on Schedule 5.4, the Company does not have, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

5.5. Reference Balance Sheet and Contingent Liabilities.

(a) The Reference Balance Sheet has been prepared in accordance with the Accounting Principles (except for the absence of footnotes) and fairly presents in all material respects the financial condition of the Company and the Subsidiaries as of the Reference Balance Sheet Date. To the knowledge of Seller, except as set forth on Schedule 5.5 there are no liabilities or obligations of any nature (whether absolute, contingent, matured, unmatured or otherwise) of the Company or any Subsidiary except (i) liabilities that are reflected or reserved against on the Reference Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Reference Balance Sheet Date, or (iii) liabilities incurred since the Reference Balance Sheet Date outside the ordinary course of business that do not exceed $160,000 in the aggregate. To the knowledge of Seller, there are no liabilities with respect to sites formerly operated by the Company or any Subsidiary or otherwise with respect to any discontinued operations of the Company or any Subsidiary.

(b) As of the Closing, none of the Purchaser, the Company, Better Materials or any other Subsidiary will have any interest whatsoever in Pettinos, and, except for the Assumed Pettinos Liabilities, none of the Purchaser, the Company or any Subsidiary will have any liability, whether pursuant to contract or otherwise, to Pettinos or for or with respect to any obligation or liability of Pettinos. For the avoidance of doubt, notwithstanding anything contained in this Agreement to the contrary, no information set forth in any Schedule to this Agreement shall be deemed to qualify this Section 5.5(b).

5.6. Absence of Certain Changes or Events.

Since the Reference Balance Sheet Date, and except for the Pettinos Transactions or as disclosed on Schedule 5.6:

(i) neither the Company nor any Subsidiary has sold or transferred (A) any assets (other than product) having a value greater than $50,000, or (B) any Proprietary Rights (as defined in Section 5.14) or rights under any real property leases;

(ii) neither the Company nor any Subsidiary has granted or agreed to grant any increase in any rate or rates of salaries or compensation or in any bonus, insurance, pension or other employee benefit plan, payment or arrangement to any of their respective employees or agents;

(iii) except as disclosed on Schedule 5.13(a), neither the Company nor any Subsidiary has adopted any new or amended any existing Employee Benefit Plan (as defined in Section 5.13(a)) or provided any increases in any benefits under such Employee Benefit Plans except in accordance with the terms of such plans or as required under applicable law;

(iv) None of Seller, the Company nor any Subsidiary has received written notice of any action or proceeding commenced against the businesses or any of the properties of the Company or any Subsidiary;

(v) neither the Company nor any Subsidiary has declared, set aside or paid any dividends (other than dividends payable in cash) or made any other non-cash payment or distribution in respect of any capital stock or membership interests, or issued, sold or otherwise disposed of any capital stock or membership interests or evidence of indebtedness or other securities, or granted any options, warrants, calls, rights or commitments or any other agreements of any character obligating it to issue any shares of capital stock or membership interests or any evidence of indebtedness or other securities;

(vi) there has not been any amendment to the Company’s or any Subsidiary’s charter or bylaws or operating agreement;

(vii) there has not been any material adverse change in the condition (financial or otherwise), results of operations or properties of the Company and the Subsidiaries;

(viii) except as disclosed on Schedule 8.4(g), neither the Company nor any Subsidiary has entered into an employment or severance agreement;

(ix) neither the Company nor any Subsidiary has entered or agreed to enter into any agreement or understanding, whether oral or written, calling for payments by the Company or any Subsidiary in excess of $100,000 or not in the ordinary course of the Company’s or the Subsidiary’s business;

(x) neither the Company nor any Subsidiary has cancelled or waived any material claims or rights;

(xi) neither the Company nor any Subsidiary has (i) entered into any agreement with any Person other than agreements entered into in the ordinary course of business; (ii) incurred indebtedness for borrowed money that will be outstanding as of the Closing or guaranteed any indebtedness of another Person or issued or sold any debt securities or warrants or other rights to acquire debt securities; (iii) made any loans, advances or capital contributions to, or investments in, any Person; or (iv) paid, loaned or advanced (other than payment of compensation or expenses in the ordinary course of business) to, or sold, transferred or leased any of its properties or assets to or entered into any agreement with, any of its managers, members, officers, directors or any Affiliate; and

(xii) there has not been any agreement, whether oral or written, to do any of the foregoing.

5.7. Title to Real and Personal Property; Condition of Assets. (a) Except for the parcels of real property identified under the heading “Retained Properties” on Schedule 5.7(a)(1), Schedule 5.7(a)(2) sets forth (i) under the heading “Owned Real Property,” a complete and correct list of each parcel of real property or an interest in real property owned by the Company a Subsidiary or Pettinos (“Owned Real Property”), and (ii) under the heading “Leased Real Property,” a complete and correct list of each parcel of real property or an interest in real property held under lease or sublease by the Company, a Subsidiary or Pettinos (“Leased Real Property”; the Leased Real Property and the Owned Real Property, collectively referred to as the “Real Property”), and specifies as to the Connellsville Quarries, the Ottsville Quarry, Berlin Sand and Gravel, and Cape May (a/k/a Cape Con) Sand and Gravel, the specific parcels of Real Property comprising such Operating Sites.

(b) Schedule 5.7(b) sets forth a complete and correct list of each operating site of the Company, a Subsidiary or Pettinos (“Operating Site”).

(c) The Company, a Subsidiary or Pettinos (i) holds good and valid fee simple title in and to the Owned Real Property, and to the buildings, structures and other improvements located thereon and (ii) has good and valid leasehold title in all leases, subleases and other occupancy agreements under which the Company or a Subsidiary uses or occupies or has the right to use, occupy, extract, process or stockpile sand, stone or gravel on, or sell sand, stone or gravel from any real property (each, a “Real Property Lease”; collectively, “Real Property Leases”), in each case free and clear of any security interests, liens, pledges, charges, options, or other rights to acquire an interest, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, rights-of-way, easements, encroachments, title retention agreements, use restrictions, imperfections in title, exceptions, indentures, and other encumbrances or restrictions of any kind (collectively, “Encumbrances”), except for Encumbrances that will be released and/or satisfied at Closing pursuant to Section 10.10 herein and other Permitted Encumbrances (as hereinafter defined).

(d) Each Real Property Lease is valid and binding in all material respects upon the Company, a Subsidiary or Pettinos, as applicable, and, to the knowledge of Seller, each other party thereto, is in full force and effect and, with respect to each Real Property Lease pursuant to which the Company or a Subsidiary has the right to mine sand, stone and gravel (a “Mining Lease”) and confers upon the Company, a Subsidiary or Pettinos the right to mine and extract, process, stockpile and sell sand, stone and gravel from the property demised under such Mining Lease, in accordance with the terms of such Mining Lease. The Company, a Subsidiary or Pettinos is in compliance in all material respects with the terms of each Real Property Lease and to the knowledge of Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default or termination event or condition under a Real Property Lease. The Company, a Subsidiary or Pettinos is in peaceful and undisturbed possession of the space it occupies as tenant or subtenant under each Real Property Lease and, in the case of a Mining Lease, is conducting its mining operations undisturbed by the owner of the real property demised thereunder or, in the case of any Mining Lease that is a sublease, by the sublessor from whom the Company, a Subsidiary or Pettinos subleases the property demised thereunder. Without limiting the generality of the foregoing, since October 1, 1999 the Company, each Subsidiary and Pettinos have accounted for and recorded all materials mined, extracted, processed, stockpiled or sold on Leased Real Property in material compliance with the provisions of the applicable Real Property Lease in order to accurately calculate (in all material respects) and pay royalty or similar obligations related to such mining, extraction, processing, stockpiling or selling activities and all such royalty or similar obligations that are material and are due and payable as of the date of this Agreement have been paid in full.

(e) Without limiting the generality of the foregoing or any other representation of Seller herein, except as set forth on Schedule 5.7(e), neither the Company, any Subsidiary nor Pettinos is currently conducting operations, including mining, extracting, processing, stockpiling and selling operations, (i) in contravention or violation of the applicable Real Property Lease, or (ii) on or under any property other than the Real Property.

(f) Except as set forth on Schedule 5.7(f), since October 1, 1999 neither the Company, a Subsidiary nor Pettinos has received notice of eminent domain or appropriation proceedings related to, or the condemnation of, any of the Real Property and, to the knowledge of Seller, there is no pending, threatened or contemplated eminent domain, appropriation, condemnation or like proceeding affecting the Real Property or any portion thereof.

(g) Except as set forth on Schedule 5.7(g), since October 1, 1999 neither the Company, a Subsidiary nor Pettinos has received a notice of, and Seller has no knowledge of (i) any action, claim or proceeding seeking to challenge, condition or restrict the ownership, lease, use, occupancy or operations of the Company, any Subsidiary or Pettinos on any of the Real Property or (ii) any violation of any applicable zoning or other land use law or regulation, building code, setback requirement, blasting restriction existing under any local ordinance or contractual arrangement (specifically excluding however, any blasting restriction that appears in any state statute or regulation, which Purchaser shall be presumed to have knowledge of), or other law or regulation relating to or affecting any of the Real Property. Except as specifically set forth in Schedule 5.7(g), and without limiting any other representation or warranty of Seller hereunder, to the knowledge of Seller the operation of the business as currently conducted on the Real Property, including any current mining, processing, stockpiling, selling or asphalt operations, is not prohibited or prevented by any provision of applicable law (zoning or other).

(h) All utilities required at each Operating Site for the current operation of the business, as presently conducted by the Company, a Subsidiary or Pettinos, are available to such Operating Site.

(i) Except (x) as otherwise shown on the surveys of the Operating Sites or any other Real Property that have been provided to Purchaser as identified in Schedule 5.7(i)(1) (collectively, the “Surveys”) or (y) as set forth on Schedule 5.7(i)(2):

(i) there is adequate ingress to and egress from each Operating Site from a public road for usual street and utility purposes, and in any case in which all of the Real Property within an Operating Site is not contiguous, there is adequate ingress to and egress from each noncontiguous parcel included in such Operating Site from a public road for usual street and utility purposes; and

(ii) to Seller’s knowledge, no Operating Site is located within any flood plain as defined by the Federal Emergency Management Agency.

(j) Except as set forth on Schedule 5.7(j), (x) neither the Company, a Subsidiary nor Pettinos has granted to any party pursuant to a lease, sublease, license, concession, or other agreement, written or oral, the right to use or occupy any portion of the Real Property, (y) except as disclosed in such Schedule, as of the date hereof there are no parties

(other than the Company, a Subsidiary or Pettinos) in possession of any portion of the Real Property and (z) there are no outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion thereof or interest therein.

(k) Notwithstanding the inclusion of any reservations of “coal and mining rights,” “water rights,” “oil and gas leases,” or “rights to a spring” among the Permitted Encumbrances with respect to the Real Property, or any portion thereof, the rights so reserved in favor of others do not, individually or in the aggregate, (i) preclude or materially restrict the Company, a Subsidiary or Pettinos from using an Operating Site for Seller’s Use (as hereinafter defined) with respect to such Operating Site or (ii) allow a third party to enter any Operating Site for any purpose that materially impairs Seller’s Use of the applicable Operating Site.

(l) To Seller’s knowledge, (i) there are no material structural defects with respect to the buildings, plants, structures and improvements on the Real Property which would impair the use of any such building, structure or improvement as presently used by the Company, a Subsidiary or Pettinos in any material respect and (ii) the Personal Property is in an operating condition and state of repair sufficient in all material respects for the use to which such Personal Property is currently being put, except for ordinary wear and tear and the performance of routine maintenance.

(m) The Company, a Subsidiary or Pettinos has good and valid title to, or valid and subsisting leasehold interests in, all of its personal property reflected on the Reference Balance Sheet or acquired since the date of the Reference Balance Sheet or otherwise used in the business of such entity (except for property and assets disposed of since the date of the Reference Balance Sheet) (the “Personal Property;” the Personal Property and Real Property collectively referred to as the “Assets”) and required by the Accounting Principles to be recorded on the Reference Balance Sheet, free and clear of Encumbrances, except for Permitted Encumbrances.

(n) As used in this Agreement, the term “Permitted Encumbrances” means the following Encumbrances and no others (in each case except for any Encumbrances provided for under the Credit Agreement which shall not constitute Permitted Encumbrances under this Agreement):

(i) taxes, assessments or governmental charges reflected on the Reference Balance Sheet or arising in the ordinary course of business subsequent to the date of the Reference Balance Sheet;

(ii) financing statements pertaining to the leases of Personal Property set forth in Schedule 5.10;

(iii) Encumbrances that do not, individually or in the aggregate, materially impair the present use of any of the Personal Property subject thereto or affected thereby;

(iv) Encumbrances that do not, individually or in the aggregate, materially impair the use of an Operating Site subject to or affected thereby for the use for which such Operating Site was acquired and/or leased by Seller, the Company, a Subsidiary or Pettinos, in each case as such use is set forth on Schedule 5.7(b) with respect to each Operating Site, or portion of an Operating Site separately described or referenced in Schedule 5.7(b) (such use by Seller, the Company, a Subsidiary or Pettinos, as the case may be, “Seller’s Use”);

(v) Encumbrances that will be released at Closing, pursuant to Section 10.10 of this Agreement;

(vi) that certain promissory note granted by Better Materials payable to Robert and Janet Romesburg dated November 8, 2002, secured by a mortgage of same date recorded in the real estate records of Fayette County, Pennsylvania in Book 2840, Page 835 (the “Romesburg Mortgage”);

(vii) that certain promissory note granted by Better Materials payable to Earl H. Galik dated November 8, 2002, secured by a mortgage of same date recorded on November 12, 2002 in the real estate records of Fayette County, Pa., at Book 2840, Page 853 (the “Galik Mortgage”);

(viii) Encumbrances that otherwise would not constitute a Permitted Encumbrance hereunder, if Purchaser, in its sole discretion, waives objection thereto in writing at or prior to Closing; and

(ix) additionally, with respect to the Real Property:

(1) liens for taxes and assessments not yet due and payable or being contested in good faith by appropriate action and for which appropriate reserves have been established;

(2) leases, licenses and occupancy agreements, whether written or oral, as set forth on Schedule 5.7(j), under which the Company, a Subsidiary or Pettinos grants a third party the right to use or occupy any portion of the Real Property, but only to the extent that any such third party is not an Affiliate of Seller;

(3) those matters set forth as exceptions to title coverage in each of the existing title policies and/or title commitments identified in Schedule 5.7(n) (collectively, the “Existing Title Reports”), which have been provided to Purchaser, but only to the extent that (A) such matters do not, individually or in the aggregate, materially impair Seller’s Use of an Operating Site subject to or affected thereby, or (B) such matters, if requiring the payment of money to satisfy a lien, do not in the aggregate require payments of more than $50,000 with respect to each applicable Operating Site;

(4) zoning ordinances, sanitary and building codes and all other statutes, ordinances, regulations and administrative enactments of any federal, state, county or municipal authority or other governmental or administrative agency or commission having jurisdiction over the Real Property;

(5) matters to which any Real Property Lease is subject or subordinate, but only to the extent that (A) such matters do not, individually or in the aggregate, materially impair Seller’s Use of an Operating Site subject to or affected thereby, or (B) such matters do not constitute Encumbrances that will be released at Closing, pursuant to Section 10.10 of this Agreement;

(6) any state of facts shown on a Survey, provided however, that if a Survey shows an Encumbrance evidenced by a written instrument, then such Encumbrance shall not be a Permitted Encumbrance under this subparagraph to the extent that (A) there is a provision in such written instrument relative to the use of the Operating Site affected thereby that is not disclosed on the Survey, and (B) such non-disclosed use provision(s) in the written instrument, individually or in the aggregate, materially impairs Seller’s Use of the Operating Site;

(7) any matters that are disclosed on (A) an update or amendment to any Existing Title Report or Survey, or (B) a title report or survey obtained by Purchaser with respect to any portion of the Real Property for which an Existing Title Policy or Survey, as applicable, was not made available to Purchaser by Seller hereunder (the matters referenced in this subclause (7), collectively, “Purchaser’s Title Work”) but only to the extent that (x) such matters do not, individually or in the aggregate, materially impair Seller’s Use of an Operating Site, or (y) such matters, if requiring the payment of money to satisfy a lien and if, in the case of a lien on Leased Real Property, the satisfaction of such lien is the obligation of the Company, a Subsidiary or Pettinos under the terms of the applicable Real Property Lease, do not in the aggregate require payments of more than $50,000 with respect to each applicable Operating Site; and

(8) any matter that is capable of being cured or remedied and that otherwise would not constitute a Permitted Encumbrance under this Section 5.7(n), if (A) Purchaser waives objection thereto in writing, or (B) Seller elects, in its sole discretion and without obligation or liability of any kind, to remedy or cure such matter prior to Closing and if Seller, in fact, remedies or cures such matter prior to Closing.

5.8. Litigation. Except as set forth on Schedule 5.8, there is no action, suit, proceeding, claim or investigation pending or, to Seller’s knowledge, threatened against the Company or any Subsidiary at law, in equity or otherwise, in, before, or by any court or governmental agency or authority or any other Person. Each matter set forth on Schedule 5.8 preceded by an asterisk is covered by the Company’s or a Subsidiary’s insurance and is being defended on behalf of the Company or a Subsidiary by the insurance carrier without reservation of any rights.

5.9. Compliance with Law; Permits. Except as set forth on Schedule 5.9:

(a) The businesses of the Company and each Subsidiary are being conducted in material compliance with all laws, ordinances, and regulations of any governmental entity (each a “Law”) applicable to it.

(b) Neither the Seller, the Company nor any of the Subsidiaries has received any written notice from any governmental entity or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Law or (ii) any actual or alleged obligation on the part of the Company or any Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) All governmental approvals, permits, and licenses required by the Company or any Subsidiary in connection with the conduct of its business have been obtained and are in full force and effect and are being materially complied with in accordance with their terms, and such approvals, permits and licenses will remain in full force and effect immediately after the Closing.

(d) Neither the Seller, the Company nor any of the Subsidiaries has received any written notice that any governmental authority intends to cancel or terminate any approvals, permits, and licenses required by the Company or any Subsidiary in connection with the conduct of its business.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority (domestic or foreign) is required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements.

No representation or warranty with respect to any environmental matter is made by this Section 5.9. Anything else in this Agreement notwithstanding, Section 5.15 shall contain the exclusive representations and warranties with respect to environmental matters.

5.10. Contracts. (a) Schedule 5.10 sets forth each legally binding commitment, contract or agreement (whether or not in writing) outstanding as of the date hereof to which the Company or any Subsidiary is a party or is bound and which,

(i) relates to ownership of the Membership Interests;

(ii) involves, or could reasonably be expected to involve, future payment or receipt of in excess of $100,000 or future performance or receipt of services or delivery or receipt of goods and materials, in each case with an aggregate value in excess of $100,000, including but not limited to sale and purchase agreements, distributorship agreements and loan agreements, notes and other financing documents;

(iii) is a commission, sales representative or sales agent agreement;

(iv) includes a covenant not to compete or other covenant restricting or prohibiting the Company or any Subsidiary from conducting its business as to manner or place;

(v) has an unexpired term in excess of one (1) year and cannot be terminated upon 30 days’ or less notice without penalty;

(vi) is a guarantee in respect of indebtedness of any Person or is a mortgage, security agreement or other collateral arrangement securing indebtedness of any Person and creating Encumbrances on properties and assets of the Company or a Subsidiary with an aggregate value in excess of $100,000 or is an indenture, promissory note, loan, credit agreement or other agreement relating to the borrowing of money or a line of credit by or from the Company or any Subsidiary;

(vii) is a lease providing for monthly rental payments in excess of $5,000 (exclusive of charges for taxes, insurance, utilities, maintenance and repair) or with a remaining term greater than three (3) years;

(viii) is an employment, severance, retention or consulting contract (A) of any director, officer, manager, member, employee, stockholder, consultant or advisor, which does not provide for termination at will by the Company or any Subsidiary without further cost or liability to such entity or (B) pursuant to which the Company or a Subsidiary may reasonably be expected to make payment in excess of $125,000 in 2003 or any year thereafter or (C) with a remaining term greater than twenty-four (24) months;

(ix) is with or for the benefit of any Affiliate of the Company or any Subsidiary;

(x) is a collective bargaining agreement or other agreement to or with any labor union, employees’ association or other employee representative of a group of employees;

(xi) is for capital expenditures in an amount exceeding $10,000 in any individual case or $25,000 in the aggregate;

(xii) is a joint venture, partnership or other agreement (however named) involving a sharing of profits, losses, costs or liabilities;

(xiii) is a written warranty or other similar undertaking by the Company or a Subsidiary; or

(xiv) is a current insurance policy of, or covering any of the material assets or a business of, the Company and the Subsidiaries exclusively.

(b) True, correct and complete copies of all items listed in Schedule 5.10 have been made available to Purchaser. There is no default by the Company or any Subsidiary under any contract or agreement set forth or described in Schedule 5.10. To the knowledge of Seller, there is no default by any of the other parties under any commitment, contract or agreement set forth or described on Schedule 5.10. There are no facts or conditions that have occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or a Subsidiary or, to the knowledge of Seller, by the other party or parties under any contract or agreement set forth, required to be set forth or described in Schedule 5.10 or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance upon any asset of the Seller, the Company or any Subsidiary.

5.11. Brokers and Intermediaries. Except for J.P. Morgan Securities Inc. (“J.P. Morgan”)(the fees of which are the obligation of Seller solely, and not the obligation of the Company or any Subsidiary), none of Seller, the Company or any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof. Seller shall bear the cost of any payments to which J.P. Morgan shall be entitled.

5.12. Tax Matters.

Except as set forth in Schedule 5.12: (a) all material Tax Returns required to be filed by the Company or any Subsidiary have been, or will be, duly and timely filed; (b) such Tax Returns are, or will be, true, complete and correct in all material respects; (c) all Taxes due and payable by the Company or any Subsidiary (or by any member of any consolidated, combined, affiliated, unitary or other similar Tax group that includes the Company or any Subsidiary in respect of the income, operations or property of the Company or any such Subsidiary (a “Tax Group”)) on or prior to the Closing Date have been, or will be, duly and timely paid and any charges, accruals or reserves (if any) for Taxes payable by the Company or any Subsidiary accrued as of Balance Sheet Date but not yet due and payable on or prior to that date will be adequately reflected on the Reference Balance Sheet (it being understood that disclosure of such Taxes shall not affect Seller’s obligation to pay such Taxes); (d) there are no agreements or consents currently in effect for the extension or waiver of the time (i) to file any Tax Return of the Company or any Subsidiary or (ii) for assessment or collection of any Taxes of the Company or any Subsidiary; (e) there is no action, suit, proceeding, investigation, audit or claim currently pending, or to Seller’s knowledge, threatened, regarding any Taxes relating to the Company or any Subsidiary; (f) all Taxes that the Company or any Subsidiary is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax authority to the extent due and payable; (g) no material issue relating to Taxes of the Company or any Subsidiary has been raised in writing by any taxing authority in any audit or examination that could result in a proposed adjustment or assessment by a taxing authority in a Taxable Period (or portion thereof) ending on or before the Closing Date and, to Sellers’ knowledge, no taxing authority is expected to assess any material additional Taxes for any period for which Tax Returns have been filed; (h) no assessment of Tax has been proposed against the Company or any Subsidiary or any of their assets or properties; (i) Schedule 5.12(i) lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Company or any Subsidiary for Taxable Periods ended on or after December 31, 1998; indicates those Tax Returns that have been audited; and indicates those Tax Returns that currently are the subject of audit; (j) neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations; (k) neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement other than the tax sharing agreement of the affiliated group filing a consolidated federal income Tax Return of which Seller is a member; (l) none of the Company or the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Seller is or was a member) and no claim for liability has been asserted against the Company or any Subsidiary for Taxes pursuant to Treasury Regulation Section 1.1502-6(a) (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise; (m) neither the Company nor any Subsidiary has distributed stock or has had its stock distributed in a transaction intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; (n) neither the Company nor any Company Subsidiary has submitted a request for a private letter ruling (or comparable procedure under state or local Law) to the IRS or any state or local taxing authority, which request has not yet been issued or denied; (o) Seller is not a foreign person within the meaning of Section 1445(f) of the Code; (p) neither the

Company nor any Subsidiary has agreed to, or is required to include in income, any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a voluntary change in accounting method (nor, to the knowledge of Seller has any taxing authority proposed, nor is any taxing authority considering, any such adjustment or change of accounting method); (q) neither the Company nor any Subsidiary has disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code; (r) neither the Company nor any Subsidiary has agreed to, or is required to include in income, any adjustment pursuant to Section 482 of the Code (or similar provisions of other law or regulations) (nor, to the knowledge of Seller, has any Tax authority proposed, or is any Tax authority considering, any such adjustment) ; and (s) as of the end of the taxable year ended December 31, 2001, the portion of the consolidated federal regular income tax net operating loss carryforwards of the consolidated group of which Seller is a member allocated to the Company and its Subsidiaries available for taxable years ending after that date (as provided in Code Section 172(a)) is as stated in Schedule 5.12(s).

5.13. Employee Benefits. (a) Schedule 5.13(a) attached hereto sets forth all “employee benefit plans”, as defined in Section 3(3) of ERISA, and any other employee benefit arrangements, severance, change in control compensation and death benefit agreements, compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, programs or contracts covering employees of the Company or any Subsidiary and maintained by the Company or any member of a controlled group of organizations (within the meaning of Section 414(b), (c), (m) or (o) of the Code) of which the Company or any Subsidiary is a member (the “Controlled Group Member”) (collectively, all the items set forth on Schedule 5.13(a) hereto are the “Employee Benefit Plans”). The Employee Benefit Plans shall not include any “multiemployer plans” as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Since October 1, 1999, none of the Company, any Subsidiary or any Controlled Group Member has made any commitment to create any additional Employee Benefit Plan.

(b) Except as set forth on Schedule 5.13(b), neither the Company nor any Subsidiary has any obligation to make any contribution to any Multiemployer Plans. Seller has received and provided to Purchaser for each Multiemployer Plan covering five (5) employees or more the most recent information required to be provided upon request under Section 4221(e) of ERISA. Within the five-year period preceding the date hereof, none of the Company, any Subsidiary, or any Controlled Group Member has withdrawn from any Multiemployer Plan, except for any withdrawals for which there was no withdrawal liability under the applicable Multiemployer Plan or under Title IV of ERISA. Since October 1, 1999, no event or condition has occurred or exists that presents a risk of the withdrawal from, or the termination, insolvency or reorganization of, any Multiemployer Plan. No withdrawal or partial withdrawal from any Multiemployer Plan shall occur solely as a result of the transactions contemplated by this Agreement.

(c) The Employee Benefit Plans that are “employee pension plans”, as defined in Section 3(2) of ERISA (the “Pension Plans”) intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Pension Plans that would cause the loss of such qualification or exemption.

(d) Since October 1, 1999, all contributions required by law to have been made under any of the Employee Benefit Plans that are defined benefit plans or money purchase pension plans (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(e) Except as set forth on Schedule 5.13(e), none of the Company, any Subsidiary or any Controlled Group Member sponsors or maintains an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I or ERISA. With respect to any plan identified on Schedule 5.13(e):

(i) no such plan has been terminated that would result, directly or indirectly, in any liability, contingent or otherwise, to the Company or any Subsidiary under Title IV of ERISA;

(ii) no withdrawal from such plan has been made by the Company, any Subsidiary or any Controlled Group Member that would result, directly or indirectly, in any liability, contingent or otherwise, to the Company or any Subsidiary;

(iii) no proceeding has been initiated by any person (including the Pension Benefit Guaranty Corporation) to terminate any such plan or to appoint a trustee for any such plan;

(iv) all premium payments to the Pension Benefit Guaranty Corporation have been timely paid;

(v) within the three-year period preceding the date hereof, no amendment has been made or is reasonably expected to be made that has or would require provision of security under ERISA Section 307 or Code Section 401(a)(29); and

(vi) the financial statements of each such plan fairly present such plan’s financial condition and results of operations in accordance with GAAP.

(f) Prior to the Closing, true, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, will be made available to Purchaser by Seller, where available: (i) any plan and related trust documents, and any amendment thereto, (ii) the most recent IRS Form 5500 with all attachments thereto, (iii) the last IRS determination letter, (iv) summary plan descriptions, and (v) the plan’s most recent actuarial valuation.

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted, or, to the knowledge of Seller, threatened against any of the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims) pursuant to which Purchaser would have a liability. No investigation or audit by any governmental entity is pending or, to the knowledge of Seller, threatened with respect to any Employee Benefit Plan, nor to the Seller’s knowledge, has any governmental entity indicated an intention to conduct the same. Neither the Company nor any Subsidiary has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any liability under Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans (including, without limitation, Sections 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code).

(h) Since October 1, 1999, the Employee Benefit Plans have been maintained in accordance with their terms and with the provisions of ERISA (including the rules and regulations thereunder), except where the failure to so maintain the Employee Benefit Plans would not result in a liability to Purchaser.

(i) Since October 1, 1999, no Controlled Group Member has incurred a liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.

(j) Except as set forth on Schedule 5.13(j), none of the Employee Benefit Plans is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of any participant following termination of employment, except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary.

(k) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or, in the calendar year in which the Closing occurs, would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code.

(l) Disclosed on Schedule 5.13(l) are all arrangements that, in connection with the execution and delivery of the Agreement and/or the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), could result in any “parachute payment” to any employee of the Company or of any Subsidiary under Section 280G of the Code for which the Company, any Subsidiary or Purchaser would have any liability.

(m) To the knowledge of Seller, no event or condition has occurred or exists with respect to any Employee Benefit Plan that would lead to an increase in the premium costs or the costs of providing benefits on a self-insured basis over such cost for the plan year most recently ended before the date of this Agreement.

5.14. Patents and Trademarks. The Company and each Subsidiary owns or possesses licenses or other rights to use all patents, patent applications, registered and unregistered trademarks, trademark applications, service marks, trade names, brand names, copyrights, and all pending applications to register any of the foregoing, and all applications for any of the foregoing, and all trade secrets, secret processes, inventions, drawings, designs, proprietary know-how or information or other rights (collectively, “Proprietary Rights”) used in its business as presently conducted. All registered patents, patent applications, registered copyrights, registered trademarks, service marks, trade names and applications therefor, and trademark licenses are set forth on Schedule 5.14. All Proprietary Rights under which the Company or any Subsidiary is a licensee are valid and enforceable against it and the other parties thereto in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). There are no claims or liabilities for trademark, trade name, patent or copyright infringements used in connection with any products manufactured or sold in the business of the Company or any Subsidiary.

5.15. Environmental Matters. Except as set forth on Schedule 5.15 or as disclosed in the Environmental Reports (as defined below),

(a) The Company and each Subsidiary has obtained all permits, licenses and other authorizations (“Environmental Permits”) required to be obtained by it for the operation of its business as presently conducted under federal, state, local and foreign statutes, laws, regulations, ordinances or rules relating to pollution, the protection of the environment or the reclamation of mines or mining facilities (the “Environmental Laws”).

(b) The Company and each Subsidiary is (i) in compliance in all material respects with all the Environmental Permits that it holds, and (ii) in compliance in all material respects with all Environmental Laws presently in effect.

(c) There are no civil, criminal or administrative actions, suits, proceedings or written notices of violation pending or, to the knowledge of Seller, threatened against the Company, any Subsidiary or any of their predecessors under the Environmental Laws.

(d) Since October 1, 1999, neither the Company nor any Subsidiary has Released any Hazardous Substances of any quantity reportable under any Environmental Law at any of the properties currently owned, leased or operated by the Company or any Subsidiary. To the knowledge of Seller, no Releases of Hazardous Substances occurred on the Real Property prior to the Company’s or the Subsidiary’s ownership or operation thereof and no Hazardous Substances exist (whether by migration, leaching or escape from any adjacent property) on or at any Real Property that would require removal or remediation under applicable Environmental Law. For purposes of this Agreement, “Release” means any pumping, pouring, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into soil, water, groundwater, air or other media. For purposes of this Agreement, “Hazardous Substances” shall mean hazardous substances, materials or wastes as defined in or regulated by any Environmental Laws, including, without limitation, those substances that are included within the definition of the term “Hazardous Substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), or in any analogous laws of New Jersey or Pennsylvania and any substances that are defined or listed in any other Environmental Laws as “hazardous” or “toxic.”

(e) Neither the Company nor any Subsidiary owns, leases or operates any underground storage tanks regulated under Environmental Laws, and no underground storage tanks are located on the Real Property.

(f) Neither the Company nor any Subsidiary has at any time produced, manufactured, packaged, marketed, refined, sold, offered for sale, transported or distributed any asbestos containing product or materials. Neither the Company nor any Subsidiary has been made a party to any governmental action, legal or administrative proceeding, suit, claim or cause of action for remediation, removal, clean-up, damages, costs, expenses, injuries, including death, alleging exposure to asbestos, or asbestos containing products or materials, and, there are no such suits, actions, or claims now pending or to the Seller’s knowledge, threatened against the Company or any of its Subsidiaries.

(g) Since October 1, 1999, neither the Company nor any Subsidiary nor any of their predecessors has received any written notice that it is subject to liability for any Hazardous Substance contamination at any other location (including, without limitation, any location to which Hazardous Substances have been generated, treated, stored or disposed by or on behalf of the Company, any Subsidiary or their predecessors).

(h) Neither the Company nor any Subsidiary nor any of their respective assets is listed or, to the knowledge of Seller, proposed for listing on the National Priorities List or CERCLIS (each as defined in CERCLA) or on any similar Pennsylvania or New Jersey list of sites requiring investigation or clean-up.

(i) Seller has provided to Purchaser the reports of environmental investigations, Environmental Permits, studies, audits, tests, reviews and other reports set forth on Schedule 5.15 attached hereto (the “Environmental Reports”), which constitutes all such material documents in their possession or control.

(j) The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the purchase and sale of the Membership Interests as set forth herein, are not subject to the requirements of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

(k) Any and all reclamation obligations of the Company or any Subsidiary or predecessors to reclaim mined properties that are required by the Accounting Principles to be reflected on the Reference Balance Sheet are reflected on the Reference Balance Sheet. A copy of all reclamation plans required to be prepared relating to such obligations have been prepared, are up to date and in compliance with applicable Law relating to such plans, and a complete and accurate copy of each of such plans shall be delivered to Purchaser.

Anything in this Agreement to the contrary notwithstanding, this Section 5.15 states the sole representations and warranties with respect to environmental matters.

5.16. Labor. (a) Except as set forth in Schedule 5.16, neither the Company nor any Subsidiary is a party to any collective bargaining agreements and there are no labor unions or other organizations representing any employee of the Company or any of its subsidiaries. Except as set forth in Schedule 5.16, to the knowledge of Seller there are no labor unions or other organizations which have filed a petition with the National Labor Relations Board or any other governmental entity seeking certification as the collective bargaining representative of any employee of the Company or any of its Subsidiaries, and to the knowledge of Seller no labor union or organization is engaged in any organizing activity with respect to any employee of the Company or any of its Subsidiaries. In the three (3) years prior to the date of this Agreement there has not been, there is not presently pending or existing, and, to the knowledge of Seller, there is not threatened, (i) any strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Company or any of its Subsidiaries or (ii) any unfair labor practice charge against the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has complied, and is presently in compliance, in all material respects with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any governmental entity relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, collective bargaining, the payment of social security and similar taxes, occupational safety and health, mining safety and health, and/or privacy rights of employees.

(c) Except as set forth in Schedule 5.16, in the three (3) years prior to the date of this Agreement neither the Company nor any of its Subsidiaries has been a party to any court or administrative proceeding in which the Company or any of its Subsidiaries was, or is, alleged to have violated any statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government entity relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, collective bargaining, the payment of social security and similar taxes, occupational safety and health, mining safety and health, and/or privacy rights of employees.

(d) Except as set forth in Schedule 5.16, in the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in WARN Act, or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(e) Except as set forth in Schedule 5.16, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, or arrangement with any employee of the Company or any of its Subsidiaries that (i) restricts the Company’s or any of its Subsidiaries’ right to terminate the employment of any employee without cause or (ii) obligates the Company or any of its Subsidiaries to pay severance to any employee of the Company or any of its Subsidiaries upon termination of such employee’s employment with the Company or any of its Subsidiaries.

5.17. Employees. (a) Schedule 5.17(a) contains a complete and accurate list of the following information for each employee of the Company and each Subsidiary whose total annual salary and bonus during 2002 exceeded $100,000, including each such employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1, 2002; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership

(including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

(b) To the knowledge of Seller, no employee of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company or (ii) the ability of the Company or any Subsidiary to conduct its business.

(c) Schedule 5.17(c) contains a complete and accurate list of the following information for each retired employee of the Company or each Subsidiary, or their dependents, who will continue to receive benefits or are scheduled to receive benefits from the Company or any Subsidiary after the Closing Date: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other material benefits.

5.18. Books of Account and Reports; Corporate Records; Internal Controls; Absence of Certain Payments. (a) The Company’s books of account reflect all of its and each Subsidiary’s items of income and expense, and substantially all of its and each Subsidiary’s assets, accruals and, to the Seller’s knowledge, liabilities, and are prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP. The Company and each Subsidiary has filed all reports required by any Law to be filed by it and it has duly paid or accrued on its books of account all applicable duties and charges due (or assessed against it) pursuant to such reports.

(b) Corporate Records. The contents of the minute books of the Company and the Subsidiaries since October 1, 1999 reflect accurately, in all material respects, the actions of members, stockholders, managers and boards of directors (or any committee thereof) of the Company or any Subsidiary described therein. The membership interest register or stock book, as applicable, of the Company and each Subsidiary reflect accurately all transactions in their respective equity securities.

(c) Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(i) transactions are executed in accordance with management’s general or specific authorization;

(ii) transactions are recorded as necessary to maintain accountability for assets; and

(iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Absence of Certain Payments. Neither the Company nor any Subsidiary, nor any director, officer, member, manager, agent, employee or other Person associated with or acting on behalf of any of them, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds.

5.19. Intercompany Transactions. Except as set forth on Schedule 5.19 or reflected in the Reference Balance Sheet, during the last two (2) years, neither the Company nor any Subsidiary has, engaged in any transaction or entered into any agreement with Seller or any Affiliate of Seller. Except as set forth on Schedule 5.19, the Company and the Subsidiaries on a consolidated basis do not have any liabilities or obligations of whatever kind to Seller or any Affiliate of Seller.

5.20. Bank Accounts, etc. Schedule 5.20 sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which the Company or any Subsidiary has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and sets forth the names of each Person holding powers of attorney or agency authority from the Company or any Subsidiary and a summary of the terms thereof.

5.21. Royalty Obligations. Except as set forth in Schedule 5.21, neither the Company nor any Subsidiary is obligated to make any royalty or license payment in connection with the operation of its respective business or the sale of it respective products or services.

5.22. Insurance. (a) Schedule 5.22(a) contains an accurate and complete listing (showing type of insurance, coverage amount, insurance company, expiration date and policy number) of all policies of fire, liability, worker’s compensation and other forms of insurance, in effect now or within the last three (3) years, owned or held by the Company or any Subsidiary or covering any of their respective assets or businesses. Schedule 5.22(a) lists each insurance claim made by the Company or any Subsidiary in an amount in excess of $25,000 within the last three (3) years. No insurance company that has issued a policy with respect to any of the properties and assets of the Company or any Subsidiary has required or recommended any repairs or other work to be done on or with respect to any of the properties and assets of the Company or any Subsidiary or required or recommended any equipment or facilities to be installed on or in connection with any of the properties or assets of the Company or any Subsidiary, which requirements or recommendations have not been satisfied in all material respects.

(b) Schedule 5.22(b) contains a description of all contingent liabilities to which the Company or its Subsidiaries may be subject as a result of retrospective insurance premium obligations, and the extent of any self-insurance reserves which are actuarially determinable but not accrued as liabilities on the Reference Balance Sheet. Except as set forth on Schedule 5.22(b), there are no claims against the Company or its Subsidiaries, which the Company or its Subsidiaries has sought coverage pursuant to the insurance coverages listed in Schedule 5.22(a), for which the Company or its Subsidiaries has received written notice that an insurer has questioned, disputed or denied full coverage (subject to deductibles). For any currently open (unresolved) claims that may be insured pursuant to the insurance coverages listed in Schedule 5.22(a), the Company and its Subsidiaries have given notice to the appropriate insurer or insurers, and the Company and its Subsidiaries have not received written notice that any insurer or insurers have denied such claims on the basis of late or inadequate notice. There are no claims for which the Company and its Subsidiaries has sought coverage pursuant to the insurance coverages listed in Schedule 5.22(a) that are being defended by an insurer or the Company or its Subsidiaries under a reservation of rights letter.

5.23. Disclaimer of Other Representations and Warranties; Disclosure. (a) None of the Company, any Subsidiary or Seller makes or has made any representations or warranties relating to the Company, the businesses of the Company or any Subsidiary, Seller or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein which are made by Seller. Without limiting the generality of the foregoing, none of Seller, the Company or any Subsidiary has made, or shall be deemed to have made, any representations or warranties in the Better Materials Corporation Descriptive Memorandum dated October 2002 (the “Descriptive Memorandum”), in the management presentations relating to the businesses of the Company and the Subsidiaries presented to Purchaser on November 21, 2002 or in any other presentation of the businesses of the Company and the Subsidiaries in connection with the transactions contemplated hereby, or in any other written materials delivered to Purchaser in connection with any other such presentation (collectively, the “Offering Materials and Presentations”), and no statement contained in the Offering Materials and Presentations shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information (except to the extent expressly provided in Section 5.5) or any memoranda of offering materials or presentations, including but not limited to the Offering Materials and Presentations, are not and shall not be deemed to be or to include representations or warranties of Seller, the Company or any Subsidiary. No Person has been authorized by Seller, the Company or any Subsidiary to make any representation or warranty relating to Seller, the Company or any Subsidiary or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller, the Company or any Subsidiary. Notwithstanding the foregoing, no statement contained in the Descriptive Memorandum and/or in the Offering Materials and Presentations shall be deemed to have any limiting effect or otherwise affect Purchaser’s right to rely on or assert an indemnification claim with respect to the representations and warranties made by Seller hereunder.

(b) Whenever a representation or warranty made by Seller herein refers to the “knowledge of Seller,” “Seller’s knowledge” or a phrase of similar meaning, such knowledge shall be deemed to consist only of (i) any matter actually known by Roy D. Reeves, Gary Bockrath or John Ulizio and (ii) any matter actually known by Daniel Gerber, Brian Hessenthaler, Craig Cinalli or Richard Young, and/or any matter that would reasonably be expected to have been known by a Person listed in this clause (ii) had they conducted a reasonable inquiry.

(c) Notwithstanding anything to the contrary contained in this Agreement or in any section of the Schedules hereto, any information disclosed in any Schedule hereto shall be deemed to be disclosed in any other Schedule where the applicability to the specific representation or warranty of the information set forth on such other Schedule is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality.

(d) Notwithstanding any other provision of this Agreement, unless explicitly stated otherwise, for the period between the date of this Agreement and the consummation of the Pettinos Transactions, each representation and warranty herein with respect to the Subsidiaries and any other reference to the Subsidiaries shall be deemed to refer to the Subsidiaries as having received the Assigned Pettinos Assets and the Assumed Pettinos Liabilities as contemplated by the Pettinos Transactions, which shall be deemed to have been effective as of October 1, 1999. Effective upon the consummation of the Pettinos Transactions, each representation and warranty herein with respect to the Subsidiaries and any other reference to the Subsidiaries shall be deemed to refer to the Subsidiaries after giving effect to the Pettinos Transactions. For the avoidance of any doubt, after the consummation of the Pettinos Transactions, the representations and warranties of Seller with respect to the Subsidiaries shall be deemed to refer to the Subsidiaries as having recieved the Assigned Pettinos Assets and assumed the Assumed Pettinos Liabilities.

ARTICLE 6

FURTHER REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in the Schedule relating to the specific representation or warranty, or in any other Schedule where the applicability to the specific representation or warranty of the information set forth on such other Schedule is reasonably apparent, Seller represents and warrants to Purchaser that:

6.1. Organization and Authority of Seller. Each of Seller and Seller Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with the corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and Seller Guarantor. This Agreement has been duly executed and delivered by Seller and Seller Guarantor and constitutes the valid, binding and enforceable obligation of Seller and Seller Guarantor, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and general equitable principles. Pettinos is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with the corporate power and authority to enter into and to consummate the Pettinos Transactions, and the Pettinos Transactions have been duly authorized by all necessary corporate action on the part of Pettinos and all other Persons party thereto. Prior to the Closing, the Pettinos Transactions will have been duly and validly consummated and will be enforceable against the parties thereto, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and general equitable principles.

6.2. Ability to Carry Out the Agreement. Other than as set forth in Schedule 6.2, none of Seller, Seller Guarantor or Pettinos is subject to or bound by any provision of

(i) any law, statute, rule, regulation or judicial or administrative decision,

(ii) any articles or certificate of incorporation or by-laws,

(iii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

(iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by or under which there would be default or the creation of a lien, charge or encumbrance on any assets of the Company or any Subsidiary as a result of, nor is the consent of any Person under any contract or agreement which has not been obtained required for, the execution, delivery and performance by each of Seller and Seller Guarantor of this Agreement and any Ancillary Agreements to which it is a and the transactions contemplated hereby and thereby, other than notification under the HSR Act.

6.3. Ownership. Seller is the record and beneficial owner of all the issued and outstanding Membership Interests of the Company. Seller has good and valid title to the Membership Interests, and, other than as set forth on Schedule 6.3, the Membership Interests are free and clear of any and all Encumbrances. Upon the sale and transfer of the Membership Interests pursuant to this Agreement, Purchaser will own the Membership Interests free and clear of all Encumbrances (other than Encumbrances created by, or attributable to actions taken by, Purchaser).

6.4. No Undisclosed Intercompany Claims. Except claims, demands, agreements, contracts, covenants, torts, suits, causes of action, liens, debts, obligations and liabilities of whatever kind or nature associated with the liabilities and obligations set forth on Schedule 5.19 (the “Disclosed Intercompany Claims”), which shall be discharged by Seller at or prior to the Closing in accordance with Section 8.3(b): (i) none of Seller or any of its Affiliates has any claims, demands, agreements, contracts, covenants, torts, suits, causes of action, liens, debts, obligations and liabilities of whatever kind or nature with or against, as applicable, the Company or any Subsidiary and (ii) neither the Company nor any Subsidiary has any claims, demands, agreements, contracts, covenants, torts, suits, causes of action, liens, debts, obligations and liabilities of whatever kind or nature with or against, as applicable, Seller or any of its Affiliates.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

7.1. Organization and Authority of Purchaser. Each of Purchaser and Purchaser Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware with the corporate power and authority to enter into this Agreement and the

Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and Purchaser Guarantor. This Agreement has been duly executed and delivered by Purchaser and Purchaser Guarantor and constitutes the valid, binding and enforceable obligation of Purchaser and Purchaser Guarantor, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and general equitable principles.

7.2. Ability to Carry Out the Agreement. Neither Purchaser nor Purchaser Guarantor is subject to or bound by any provision of

(a) any law, statute, rule, regulation or judicial or administrative decision,

(b) any articles or certificate of incorporation or by-laws,

(c) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

(d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by or under which there would be a default as a result of, nor is the consent of any Person under any material agreement which has not been obtained required for, the execution, delivery and performance by each of Purchaser and Purchaser Guarantor of this Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, other than notification under the HSR Act.

7.3. Financial Ability to Perform. Sufficient funds and credit arrangements are available to Purchaser as of the date hereof, and will be so available to Purchaser at the Closing, to enable Purchaser to pay the Purchase Price and all other amounts payable by it hereunder at the Closing and to pay any and all amounts which may be payable pursuant to Section 4.4(a) at the time therein provided.

7.4. Brokers and Intermediaries. Purchaser has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s, or similar fee or commission in connection therewith or upon the consummation thereof.

7.5. Investment. Purchaser is acquiring the Membership Interests for its own account for investment, without a view to, or for resale in connection with, the distribution thereof in violation of federal or state securities laws and with no present intention of distributing any part thereof. Purchaser will not distribute or resell any Membership Interests in violation of any such law.

ARTICLE 8

CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND PURCHASER

8.1. Access and Information. Seller shall permit Purchaser and its representatives from the date of this Agreement to have reasonable access to the management, facilities (including access to the Real Property to conduct land surveys) and books and records (including, without limitation, budgets and forecasts) of the Company and each Subsidiary. Without limiting the foregoing, Seller will make available to Purchaser true, correct and complete copies of the following, if any, in the possession of the Company or a Subsidiary: (i) title policies and surveys with respect to the Owned Real Property and the Real Property Leases and (ii) any and all environmental reports related to the Real Property. Such access shall be conducted by Purchaser and its representatives in such a manner as not to interfere unreasonably with the business or operations of the Company or any Subsidiary. All information provided to Purchaser pursuant hereto shall be subject to that certain confidentiality agreement dated October 17, 2002 executed by Purchaser (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Agreement or any other agreement relating to the transactions contemplated by this Agreement, the parties hereto shall be permitted to disclose the U.S. federal income tax treatment and tax structure of the transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the date hereof. Moreover, notwithstanding any other provision of this agreement, there shall be no limitation on either party’s ability to consult any tax adviser, whether or not independent from the parties, regarding the U.S. federal income tax treatment or tax structure of the transaction.

8.2. Regulatory Filings. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency. Purchaser and Seller each agree to file any Notification and Report Forms and related material that may be required to be filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) under the HSR Act and will use their commercially reasonable efforts to obtain an early termination of the applicable waiting periods, and will make any further filings pursuant thereto that may be necessary, proper, or advisable. Purchaser and Seller will use their commercially reasonable efforts to obtain approval of the transactions contemplated by this Agreement under such laws, rules and regulations. In particular, each of Purchaser and Seller shall use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain or delay the Closing and these commercially reasonable efforts shall include defending through litigation a motion for preliminary injunction asserted in any court by any third party. Notwithstanding the foregoing or any contrary provision of this Agreement, in the event the FTC and/or the DOJ demands, requests or requires any actions (including divesting, licensing or holding separate any asset) or agreements on the part of Purchaser and/or its Affiliates as a condition of such agency or agencies not objecting to the transactions contemplated by this Agreement, Purchaser and/or such Affiliates of Purchaser shall have sole and absolute discretion to elect to comply with or satisfy any such conditions or requirements or elect not to do so, in which event Purchaser and/or Seller shall be permitted to terminate this Agreement without any further obligation hereunder or otherwise other than defending through litigation a motion for preliminary injunction asserted in any court by any third party.

8.3. Conduct of Business; Intercompany Accounts. (a) Prior to the Closing, except as otherwise permitted by this Agreement, as required to satisfy Purchaser’s closing conditions stated in Sections 10.19 and 10.21, as provided for in Schedule 8.3, or as consented to or approved in writing by Purchaser (such consent or approval not to be unreasonably withheld or delayed), Seller covenants and agrees that:

(i) it will cause the businesses conducted by the Company and each Subsidiary to be operated only in the ordinary and usual course and cause the Company and the Subsidiaries to use all reasonable commercial efforts to preserve the properties and relationships with material suppliers and customers of such businesses;

(ii) it will cause the Company and each Subsidiary not to sell or transfer any material assets or material amount of assets, other than inventory in the ordinary course of business and the real property described in item 3 of Schedule 5.7 (the sale or transfer of an individual asset with a net book value in excess of $10,000 or a group of assets with an aggregate net book value in excess of $50,000 shall for purposes of this clause (ii) be considered material);

(iii) it will cause the Company and each Subsidiary not to issue or sell any shares of capital stock or membership interests, as the case may be, of the Company or any Subsidiary, or issue or sell any options, warrants or other rights of any kind to acquire any such shares or membership interests or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such shares or membership interests, or enter into any agreement obligating it to do any of the foregoing;

(iv) it will cause the Company and each Subsidiary not to grant, promise or agree to grant any bonus to any employee (other than bonuses issued in the ordinary course of business under the terms of existing bonus plans or programs), any general increase in the rate of salary or compensation of any employee or provide for any new pension or welfare plan or other retirement or employment benefits to any of its employees or any increase in any existing benefits;

(v) except for cash payments in respect of intercompany accounts and any intercompany purchases and sales made in the ordinary course of business consistent with past practices, it will cause the Company and each Subsidiary not to declare, set aside or pay any dividends (other than in cash) or other non-cash distributions in respect of its capital stock or membership interests, or make any direct or indirect payment or loan to Seller or to any Affiliate of Seller;

(vi) it will cause the Company and each Subsidiary (x) not to amend its Certificate or Articles of Incorporation, Certificate of Formation, by-laws or operating agreement, as the case may be, and (y) not to merge, amalgamate or consolidate with any other

Person, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other Person;

(vii) it will cause the Company and each Subsidiary not to organize any new subsidiary or acquire any capital stock or other equity securities or ownership interest of any corporation or business entity;

(viii) it will cause the Company and each Subsidiary not to borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any other obligation or liability (absolute or contingent) except obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

(ix) it will cause the Company and each Subsidiary not to pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction for fair and equivalent value in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Reference Balance Sheet or incurred in the ordinary course of business since the date of the Reference Balance Sheet;

(x) it will cause the Company and each Subsidiary not to permit or allow any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances;

(xi) it will cause the Company and each Subsidiary not to amend, terminate or renegotiate any contract set forth or required to be set forth on Schedule 5.10, or default (or take or omit to take any action that, with or without the passage of time or the giving of notice, would constitute a material default) in any of its obligations under any contract set forth, or required to be set forth, on Schedule 5.10 or enter into any new contract required to be set forth on Schedule 5.10;

(xii) it will cause the Company and each Subsidiary not to cancel any debts or waive any claims or rights of material value;

(xiii) it will cause the Company and each Subsidiary not to dispose of or permit to lapse any rights to the use of any Proprietary Rights or dispose of or disclose any Proprietary Rights not a matter of public knowledge;

(xiv) it will cause the Company and each Subsidiary not to make capital expenditures or commitments for additions to property, plant or equipment in excess of $10,000 in any individual case or $25,000 in the aggregate, other than pursuant to the terms of any agreement disclosed in Schedule 5.10;

(xv) it will cause the Company and each Subsidiary not to pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its directors, officers, managers, or employees or any Affiliate or any of such Affiliate’s officers, managers or directors, except for directors’ fees and compensation to officers and employees; and

(xvi) it will cause the Company and each Subsidiary not to agree, whether in writing or otherwise, to do any of the foregoing.

(b) Seller and Purchaser agree that all accounts between Seller or any Affiliate of Seller (other than the Company or a Subsidiary) and the Company or any Subsidiary (including, but not limited to: (i) the liabilities referred to on the Reference Balance Sheet as “Interco—Due to Affiliates”, in the approximate amount of $30,508,000, and “Notes Payable to Affiliate”, in the approximate amount of $100,000,000, and (ii) any item set forth in Schedule 5.19) shall be paid in full and discharged by Seller at or prior to the Closing, with no further obligation or liability of the Company or any Subsidiary with respect thereto.

8.4. Employee Matters. (a) Purchaser shall cause the Company or the Subsidiaries, as applicable, that are parties to the collective bargaining agreements identified in Schedule 5.16 to recognize the unions that are parties to the collective bargaining agreements identified in Schedule 5.16 as the sole and exclusive collective bargaining agents, as of the Closing Date and immediately thereafter, for the employees represented by such unions as of the Closing Date who will continue employment with Purchaser and its Affiliates (including but not limited to the Company or any Subsidiary) after the Closing Date. Purchaser shall not, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any Subsidiary without complying fully with the requirements of WARN.

(b) Any employee who was employed by the Company or any Subsidiary immediately preceding the Closing and who continues to be employed by such entity immediately after the Closing shall be referred to herein as a “Continuing Employee.” Immediately following the Closing, Purchaser shall provide the Continuing Employees with coverage under the Purchaser’s employee benefit plans and programs under the same terms and conditions that generally apply to similarly situated employees of Purchaser; provided however, that nothing in this Section 8.4(b) shall obligate Purchaser, the Company or any Subsidiary to provide any post-retirement welfare benefits to the Continuing Employees or otherwise require Purchaser, the Company or any Subsidiary to give credit to any Continuing Employee for any employment service of such Person prior to the Closing Date for purposes of determining such Person’s eligibility for any post-retirement welfare benefits or the amount of those benefits, if any such benefits are provided by Purchaser, the Company or the Subsidiary on or after the Closing Date. Notwithstanding the foregoing, Purchaser shall cause the Purchaser’s employee benefit plans and programs to count, only for purposes of eligibility and vesting under such plans and programs, all service of the Continuing Employees that was counted for such purposes under Seller’s corresponding employee benefit plans and programs to any such Continuing Employee.

(c) Except as otherwise provided herein, Seller and/or its Controlled Group Member shall retain the sponsorship of the BMAC 401(k) Plan and the BMAC Retirement Savings & Investment Plan (collectively, the “Seller Savings Plans”), the BMAC Retirement Plan I and the BMAC Retirement Plan II (collectively, the “Seller Pension Plans”), and Seller, its Controlled Group Member and/or the trust related to each of the Seller Savings Plans and Seller Pension Plans, as applicable, shall retain all the assets of and liabilities attributable to each of the Seller Savings Plans and Seller Pension Plans. Effective as of the Closing Date, all contributions to the Seller Savings Plans by and/or on behalf of the Continuing Employees shall cease. Seller shall timely make all contributions under the Seller Savings Plans with respect to service up to the Closing Date. As soon as practicable following the Closing Date, the trust(s) maintained under the Seller Savings Plans shall, with respect to each participating Active Employee, transfer to the trust maintained under the plan maintained by Purchaser that is qualified under Sections 401(a) and 401(k) of the Code (and such trust shall accept receipt of) assets equal to the transferred balances of the Continuing Employees, together with all liabilities of the Seller Savings Plans with respect to such transferred balances. The transferred assets shall consist of cash together with the interest of the Seller Savings Plans in any outstanding plan loan(s) to such Continuing Employees which loan(s) constitute a part of each such Active Employee’s plan account(s). Seller, its Controlled Group Member, as applicable, and Purchaser shall make reasonable arrangements for continuation of payments by the Continuing Employees with respect to any of their outstanding plan loans during the period from the Closing Date to the date of such trustee-to-trustee transfer.

(d) As of the Closing Date, all benefits accrued by any employee of the Company or any of its Subsidiaries who, immediately prior to the Closing, participates in the BMAC Retirement Plan I or the BMAC Retirement Plan II shall be frozen (based on compensation history and service performed as of the Closing Date) and, thereafter, shall be paid in accordance with the terms of such plans. Purchaser shall assume no liability in respect of any payment of benefits under either such plan.

(e) No provision of this Section 8.4 shall create any third-party beneficiary rights in any person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller or any of their Affiliates, unions or other representatives of such employees or former employees, or trustees, administrators, participants or beneficiaries of any employee benefit plan, and no provision of this Section 8.4 shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including currently existing Employee Benefit Plans of Seller.

(f) Seller, Seller’s Affiliates, Purchaser and Purchaser’s Affiliates shall cooperate as may reasonably be requested with respect to each of the filings, calculations and other actions necessary to effect the transactions contemplated by this Section 8.4 and in obtaining any governmental approvals required hereunder.

(g) Purchaser shall be responsible for and assume and honor the obligations referred to in Schedule 8.4(g).

(h) Neither Purchaser nor any of Purchaser’s Affiliates shall take any action within the five-year period following the Closing Date to cause Seller or any of Seller’s Affiliates to incur any liability under any Multiemployer Plan as a result of a complete withdrawal or partial withdrawal from a Multiemployer Plan within such five-year period following the Closing Date (other than such liability as Seller or such Seller’s Affiliate would otherwise have incurred in connection with such complete withdrawal or partial withdrawal based solely on contribution history under such Multiemployer Plan attributable to the business and operations of Seller or such Seller’s Affiliate). Neither Seller nor any of Seller’s Affiliates

shall take any action within the five-year period following the Closing Date to cause Purchaser or any of Purchaser’s Affiliates to incur any liability under any Multiemployer Plan as a result of a complete withdrawal or partial withdrawal from a Multiemployer Plan within such five-year period following the Closing Date (other than such liability as Purchaser or such Purchaser’s Affiliate would otherwise have incurred in connection with such complete withdrawal or partial withdrawal based solely on contribution history under such Multiemployer Plan attributable to the business and operations of Purchaser or such Purchaser’s Affiliate). For purposes of this provision, contribution history prior to the Closing Date with respect to any individual employee who is not a Continuing Employee shall be deemed attributable to the business and operations of Seller if such employee’s services were performed primarily for the benefit of Seller, regardless of whether such individual employee was on Better Materials’ payroll or contributions were made on behalf of such employee under a collective bargaining agreement to which Better Materials was a signatory. The contribution history with respect to the Continuing Employees shall be assumed by Purchaser as of the Closing Date.

8.5. Tax Matters. (a) Seller shall (i) cause the Company and each Subsidiary to be included in the consolidated federal income Tax Returns that include Seller for all periods for which they are eligible to be so included, including without limitation the periods from January 1, 2003 through the Closing Date, and in any other required Tax Group Tax Returns for all periods ending on or before the Closing Date and (ii) timely prepare, or cause to be prepared, and file, or cause to be filed, all such Tax Returns and (iii) timely pay when due, and indemnify and hold Purchaser harmless from, all Taxes relating to such Tax Returns. Seller shall timely prepare and file, or cause to be prepared and filed, all other Tax Returns of the Company and each Subsidiary for all Taxable Periods ending on or prior to the Closing Date and timely pay, or cause to be paid, when due all Taxes relating to such Tax Returns. Any Tax Return described in the preceding sentence shall be prepared or completed (w) by determining the items of income, expense, deduction, loss or credit on a “closing of the books” basis as of close of business on the Closing Date and (x) on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent Taxable Periods for which Tax Returns have been filed, except as otherwise required by applicable Tax law or otherwise agreed to by the Purchaser prior to the filing thereof. Seller agrees to provide the Company with a copy of (y) draft “stand alone” portions of each Tax Group Tax Return described in the first sentence of this Section 8.5(a) relating solely to the Company and each of its Subsidiaries and (z) draft Tax Returns described in the second sentence of this Section 8.5(a), in each case, no later than 10 (ten) business days before the relevant Tax Return is due (taking into account extensions), and Seller shall, subject to its reasonable judgment, incorporate thereon any reasonable comments timely provided in writing by the Company. The Tax Group Tax Returns described in the first sentence of this Section 8.5(a) shall be filed in a manner consistent with the draft “stand alone” portions of the Tax Returns specified in clause (y), as adjusted for comments provided by the Company pursuant to the previous sentence.

(b) Any Taxes (other than those described in Section 8.5(a)) with respect to the Company or any Subsidiary that relate to a Taxable Period beginning before the Closing Date and ending after the Closing Date (an “Overlap Period”) shall be apportioned between Seller and Purchaser, (i) in the case of Taxes not measured or measurable, in whole or in part, by net or gross income or receipts, on a per diem basis, and (ii) in the case of other Taxes, as determined from the books and records of the Company or such Subsidiary during the portion of such

Taxable Period ending on the Closing Date and the portion of such Taxable Period beginning on the day following the Closing Date consistent with the prior practice of Seller, the Company or the relevant Subsidiary with respect to the income, properties or operations of the Company or such Subsidiary. Purchaser shall cause the Company and each Subsidiary to file all Overlap Period Tax Returns, and Purchaser shall pay, or cause to be paid, all Taxes shown as due on any such Tax Returns. If the Company and Subsidiaries are permitted under any applicable state or local income tax law to treat the Closing Date as the last day of a taxable period, Purchaser and Seller shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period. Seller shall pay the Purchaser, as an adjustment to the Purchase Price, its share of any such Taxes due pursuant to the filing of any such Tax Returns under the provisions of this Section 8.5(b) (to the extent the Seller is liable therefor in accordance with this Section 8.5(b) and to the extent not already paid by the Seller, the Company or any Subsidiary or accrued or otherwise reflected as a liability on the Final Closing Statement) within ten (10) business days of receipt of notice of such filing by Purchaser, which notice shall set forth in reasonable detail the calculations regarding Seller’s share of such Taxes; provided, however, that if, within ten (10) business days after receipt of such notice, Seller notifies Purchaser in writing that Seller disagrees with the computation of Seller’s share of such Taxes, Seller and Purchaser shall proceed in good faith to determine Seller’s share of such Taxes. If Seller and Purchaser cannot agree in good faith on such share within thirty (30) days, Seller’s share of such Taxes shall be determined pursuant to Section 8.5(l). Seller’s payment to Purchaser under this Section 8.5(b) shall be due ten (10) business days after the amount payable by Seller is determined by agreement between Seller and Purchaser or pursuant to Section 8.5(l). Seller shall pay interest on such amount at a rate per annum equal to the JP Morgan Chase Prime Rate as announced from time to time during the applicable period and accruing from the date that is ten (10) business days after receipt of notice of filing by Purchaser until the date of payment.

(c) Purchaser shall be responsible for and shall indemnify and hold Seller harmless from all Taxes of the Company or any Subsidiary for any Taxable Period (or portion thereof) beginning on or after the Closing Date and for all Taxes resulting from any election made by Purchaser under Section 338 of the Code with respect to the Company or any Subsidiary and actions taken outside the ordinary course of business and occurring on the Closing Date, which election was made or actions taken without Seller’s prior written consent.

(d) Seller shall have the exclusive right to represent the interests of the Company and each Subsidiary in any Tax audit or administrative or court proceeding relating to Returns described in Section 8.5(a); provided, however, that the Purchaser shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of Purchaser, the Company or any Subsidiary for any Taxable Period ending after the Closing Date and to employ counsel of its choice at its own expense for purposes of such participation. Notwithstanding anything in this Agreement to the contrary, none of Purchaser or any of its affiliates (including the Company and any Subsidiary) shall be entitled in any way to compromise, release, waive, settle, modify or pay any claim with respect to Taxes for which Seller may be liable under this Agreement, without prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Without the prior written approval of Purchaser, which shall not be unreasonably withheld or delayed, neither Seller nor any affiliate of the Seller shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may increase the Tax liability of Purchaser, the Company or any Subsidiary for any period ending after the Closing Date, unless Seller indemnifies Purchaser for the increase in Taxes resulting from such compromise, settlement, consent or agreement. Notwithstanding any other provision of this Agreement, Seller shall have no obligation to pay or to indemnify or hold Purchaser, the Company or any Subsidiary harmless from any Tax imposed or assessed as a result of any action taken by Purchaser, the Company or any Subsidiary with respect to any contest, audit, assessment or other proceeding without Seller’s written consent, to the extent such written consent is required by this Agreement.

(e) Seller and Purchaser shall jointly agree on the conduct of any Tax audit or administrative or court proceeding relating to Overlap Period Returns described in Section 8.5(b). Neither Purchaser nor Seller (or any of their Affiliates) shall be entitled in any way to compromise, release, waive, settle, modify or pay any claim with respect to Taxes for which the other party may be liable under Section 8.5(b), without the prior written consent of such other party, which consent shall not be unreasonably withheld or delayed.

(f) Seller shall promptly notify Purchaser in writing upon receipt by Seller or any Affiliate of Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or any Subsidiary. Purchaser shall promptly notify Seller in writing upon receipt of notice by Purchaser or any Affiliate of Purchaser of any pending or threatened Tax audits for assessments relating to the income, properties or operations of the Company or any Subsidiary for any period ending on or before the Closing Date.

(g) Notwithstanding anything to the contrary contained or implied in this Agreement, after the Closing Date, neither Purchaser nor any Affiliate of Purchaser (including the Company or any Subsidiary) shall, without the prior written consent of Seller, file or cause to be filed any amended Return or claim for Tax refund with respect to the Company or any Subsidiary (or relating to their income, properties or operations) if any such filing may affect the Tax liability of Seller, the Company or any Subsidiary or their respective Affiliates for any period ending on or before the Closing Date, except as may be required by law. Seller shall be entitled to any reductions in Taxes or Tax refunds (including interest) of or relating to the Company or any Subsidiary not received prior to the Closing Date for Taxable Periods ending on or before the Closing Date to the extent Seller is obligated to indemnify Purchaser, the Company or any Subsidiary in respect of such Taxes. If Purchaser or its Affiliates (including the Company or any Subsidiary) receives any such refund, Purchaser shall promptly pay (or cause to be paid) the entire amount of the refund (including interest) to Seller.

(h) After the Closing Date, Purchaser and Seller shall provide each other, and Purchaser shall cause the Company or any Subsidiary to provide Seller, with such cooperation and information relating to the Company or any Subsidiary as any other party may reasonably request in (i) filing any Return or amended Return or claim for Tax refund, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. The parties shall retain, and Purchaser shall cause the Company and each Subsidiary to retain, all Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the Company and each Subsidiary, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) with respect to the taxable years to which such Returns and other documents relate and, unless such Returns and other documents are offered and delivered to Seller or Purchaser, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 8.5 shall be kept confidential, except as may be otherwise necessary in connection with filing any Return, amended Return, or claim for refund of Taxes, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 8.5(h).

(i) Purchaser shall be liable for, and shall pay when due, any transfer documentary, sales, use, registration, stamp, value-added or other similar Taxes payable by reason of the transactions contemplated under this Agreement, and shall file all necessary Returns with respect to all such Taxes.

(j) It is understood and agreed that the parties will not make an election under Section 338(h)(10) of the Code in respect of the sale and purchase of the Membership Interests.

(k) All Tax sharing agreements or arrangements, express or implied, that exist between the Company and its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand, and all obligations thereunder, shall, as to the Company and its Subsidiaries, terminate as of the Closing Date, and the Company and its Subsidiaries shall have no liability for any amounts due in respect thereof for periods ending prior to or including the Closing Date.

(l) Any disputes between the parties with respect to this Section 8.5 shall be resolved by a national public accounting firm or a law firm satisfactory to the Company and Seller, whose fees and expenses shall be shared equally between Company and Seller.

(m) This Section 8.5 shall govern in the event of a conflict between Article 12 and this Section 8.5.

8.6. Non-solicitation. (a) If this Agreement is terminated, Purchaser will not, for a period of two (2) years thereafter, directly or indirectly, solicit, induce or employ (except as provided below) any Person who is an employee of Seller, the Company or any Subsidiary at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with Seller, the Company or a Subsidiary; provided, however, that Purchaser may run “help wanted” advertisements in newspapers of general circulation and may hire any former employee of Seller, the Company or a Subsidiary whose employment with Seller, the Company or a Subsidiary has terminated other than as a result of Purchaser’s violation of this Section 8.6(a). Purchaser agrees that money damages will not be an adequate remedy and that Seller and the Company and each Subsidiary shall be entitled to equitable relief, including but not limited to injunction, in the event of any breach by Purchaser of this Section 8.6, in addition to any other remedies available to Seller, the Company or any Subsidiary at law.

(b) Seller agrees that, between the date hereof and the earlier of the Closing Date and the termination of this Agreement, other than the Pettinos Transactions, it will not, directly or through the Company or any Subsidiary or any other Affiliates or representatives distribute any proposed agreement contemplating, engage in any negotiations relating to, or solicit, initiate, encourage, discuss or accept any offers for, the sale of the Company or any Subsidiary or the Company’s or any Subsidiary’s assets or properties (except in the ordinary or usual course of the Company’s business) to any Person other than Purchaser.

8.7. Books and Records. Purchaser will, and will cause the Company and each Subsidiary to, retain for a period of three (3) years from the Closing Date all books, records and other documents pertaining to the businesses of the Company or any Subsidiary in existence on the Closing Date and to make the same available after the Closing Date for inspection and copying by Seller or any Affiliate of Seller at Seller’s expense during the normal business hours of Purchaser, the Company or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice. Notwithstanding the foregoing, Purchaser may destroy or dispose of any such books, records and documents prior to the expiration of such three (3) year period provided that Purchaser has given Seller reasonable prior notice and a reasonable opportunity to inspect and copy such items at Seller’s expense.

8.8. Announcements. Prior to the Closing, neither Seller, the Company nor any Subsidiary, on the one had, nor Purchaser, on the other hand, will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange regulation.

8.9. Commercially Reasonable Efforts. Subject to the provisions of Section 8.2, each of the parties hereto shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered, the obtaining of all consents listed in Schedule 9.5 and Schedule 10.5, the obtaining by Purchaser of all title commitments, as referenced in Section 10.6, the delivery of the signature pages to this Agreement by the Seller Releasors and the Purchaser Releasors, as referenced in Section 9.8 and 10.12, and the consummation of the Pettinos Transactions, as referenced in Section 10.19.

8.10. Environmental and Geological Due Diligence. (a) Seller shall cause the Company to hire the firms listed on Schedule 8.10(a) and such other firms as may be agreed to in writing by Seller and Purchaser (the “Geological Survey Firms”) to conduct due diligence in connection with mineral reserves on the Operating Sites set forth on Schedule 8.10(a).

(b) The Seller will cause the fees and expenses associated with the Geological Due Diligence to be paid at or prior to Closing (to the extent so paid, the “Geological Survey Amount”).

(c) The Seller has hired the environmental firms listed on Schedule 8.10(c) (the “Environmental Firms”) to conduct Phase I Environmental Site Assessments on the Owned Real Property and the Leased Real Property set forth on Schedule 8.10(c). For the purposes of this Agreement, the scope of a Phase I Environmental Site Assessment is the scope set forth in ASTM E 1527-00, “Standard Practice for Environmental Site Assessments; Phase I Environmental Site Assessment Practice.” If the conclusion of any of the reports prepared as a result of the Phase I Environmental Site Assessments discloses the presence of environmental condition(s) that may warrant further environmental investigation(s), then, after agreement between the Seller and the Purchaser on the scope and estimated cost of such additional environmental investigation(s), which, as to both parties, shall not be unreasonably withheld or delayed, the Seller shall cause additional environmental investigation(s) to be performed. The Seller will cause the fees and expenses associated with all such environmental due diligence to be paid at or prior to Closing (to the extent so paid, the “Environmental Due Diligence Amount”). For the avoidance of doubt, the Environmental Due Diligence Amount shall under no circumstances include any fees and expenses associated with satisfying Remedial Requirements.

(d) “Due Diligence Amount” shall mean the aggregate of the Geological Survey Amount and the Environmental Due Diligence Amount.

(e) Seller shall, at the reasonable request of Purchaser, provide informal interim reports with respect to all environmental and geological due diligence, including information as to estimated accrued fees and expenses associated with such due diligence, and shall consult with Purchaser to the extent reasonable in defining the scope of and supervising such due diligence.

8.11. Estoppel Certificates. Seller shall obtain prior to Closing, and deliver to Purchaser, an estoppel certificate in the form attached hereto as Schedule 8.11(a) or in a form substantially similar thereto (a “Landlord Estoppel”) from each lessor or sublessor, as the case may be, under the Real Property Leases set forth on Schedule 8.11(b) pursuant to which the Company or a Subsidiary uses a material portion of the Leased Real Property subject to such Real Property Lease in the operation of the Company’s Business; provided that, with respect to any lessor under a real property lease pursuant to which the tenant thereunder is a sublessor of Company or a Subsidiary, Seller’s sole obligation shall be to use commercially reasonable efforts to obtain and deliver to Purchaser a Landlord Estoppel from such lessor.

8.12. Transition Services. Seller agrees to provide at cost, using existing personnel and vendors, the following transition services to Purchaser as of the Closing Date: (a) payroll data processing for up to 60 days, (b) accounts payable data processing for up to 30 days, and (c) general ledger data processing for up to 30 days (each a “Transition Service”). Such thirty or sixty day periods may be extended on a month-to-month basis on the same terms upon Purchaser’s reasonable request. If, before the expiration of any such period, Purchaser shall no longer require a Transition Service, Purchaser agrees to provide Seller with reasonable notice of the discontinuance of such Transition Service. Upon discontinuance of any Transition Service, Seller shall have no further obligation to Purchaser with respect to such Transition Service.

8.13. Substitute Letters of Credit. Purchaser shall, immediately following the Closing, (i) provide letters of credit or equivalent forms of security in place of the letters of credit currently provided by Seller or an Affiliate of Seller (including the Company or a Subsidiary) in respect of the bonds set forth on Schedule 8.13 and posted in connection with certain Permits and in respect of the lease between Amerikohl Mining, Inc. and Better Material Corporation in

connection with the Jim Mountain quarry, or (ii) provide substitute bonds for the bonds set forth on Schedule 8.13.

8.14. Certain Payments to Seller. If, after the Closing Date, Seller receives any payment to which the Company or any of the Subsidiaries is entitled pursuant to the transactions contemplated by this Agreement, Seller shall hold such payment in trust for the Company or any such Subsidiary and shall, not later than five days after the receipt of such payment, wire transfer such payment to the Company or such Subsidiary, as applicable, at an account designated by Purchaser.

8.15. Exclusive Distribution Agreement. Beginning as of the date hereof, each of Seller and Purchaser shall use its best efforts to enter into an agreement on commercially reasonable terms for the purchase by Seller Guarantor from the Company and/or a Subsidiary of Golf Sand extracted from and processed at the mine and processing facilities operated by the Company and the Subsidiaries at Berlin and Upper Township, New Jersey, such terms to include: (a) an initial term of four years, with an option on the part of Seller Guarantor to renew for up to three (3) additional consecutive five-year terms, (b) Seller Guarantor shall purchase Golf Sand for sale in the Golf Territory exclusively from Purchaser (c) Purchaser shall sell Golf Sand for sale in the Golf Territory exclusively to Seller Guarantor, (d) in respect of each sale of Golf Sand by Seller Guarantor within the Golf Territory, Seller Guarantor shall be entitled to 10% of the gross amount of such sale, and the Company and/or a Subsidiary shall be entitled to 90% of the gross amount of such sale, and (e) Seller Guarantor shall only extract, process and sell Golf Sand in the Golf Territory consistent with past practice.

8.16. Regulatory Objectives. From the Closing Date until the Regulatory Objective Adjustment Date, Purchaser shall, in consultation with Seller, use commercially reasonable efforts (determined without regard to the potential receipt by Purchaser of the Regulatory Objective Adjustment Amount) to cause the achievement of the Zoning Objective and the Permit Objective. As used in this Section 8.16, commercially reasonable efforts shall include without limitation making the concessions set forth in the letter of even date herewith from Seller to Purchaser captioned “Regulatory Objectives.” At the request of Seller from time to time, the Purchaser shall provide to Seller a status report concerning Purchaser’s efforts to achieve the Zoning Objective and the Permit Objective and reasonable access to the employees, representatives and consultants of Purchaser involved in such efforts.

ARTICLE 9

CONDITIONS PRECEDENT OF SELLER

The obligation of Seller to consummate the transactions described in Article 2 hereof is subject to the fulfillment or written waiver by Seller of each of the following conditions prior to or at the Closing:

9.1. Representations and Warranties. Disregarding any Material Adverse Effect or materiality qualifiers contained therein, the representations and warranties of Purchaser made hereunder shall be true and correct in all respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all respects as of such date; provided, however, that the failure of a representation or warranty to be true and correct at any time shall not constitute a failure of the condition contained in this Section 9.1 if such failure both alone and in conjunction with all such failures has not had and is not reasonably likely to have a Material Adverse Effect.

9.2. Agreements. Purchaser shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

9.3. Purchaser Certificate. Seller shall have been furnished with a certificate of an authorized officer of Purchaser, dated the Closing Date, certifying to the effect that the conditions contained in Sections 9.1 and 9.2 have been fulfilled and confirming the acknowledgement set forth in Section 11.2.

9.4. No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Purchaser, Seller, the Company or any Subsidiary or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

9.5. Consents. All consents, approvals and authorizations of any Person, and all filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Seller, the Company, any Subsidiary or Purchaser, necessary on the part of Seller, the Company, any Subsidiary or Purchaser, or their respective Affiliates, for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as listed on Schedule 9.5, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, shall have expired or terminated, as applicable).

9.6. Non-Compete Agreement; Distribution Agreement. Purchaser shall have delivered to Seller an executed (i) Non-Compete Agreement in the form attached hereto as Exhibit B (the “Non-Compete Agreement”) and (ii) Distribution Agreement.

9.7. Opinion of Purchaser’s Counsel. Purchaser shall have delivered to Seller an opinion of Purchaser’s counsel in the form attached hereto as Exhibit C.

9.8. Miscellaneous Closing Deliveries. Seller shall have received each of the following:

(a) all documents, instruments and other closing deliveries specified in Section 3.2(b);

(b) such evidence as Seller may reasonably request in order to establish the corporate power and corporate authority of Purchaser to consummate the transactions contemplated by this Agreement; and,

(c) an executed signature page to this Agreement from each Purchaser Releasor.

9.9. Conveyances to Seller or Seller’s Guarantor. To the extent that, as of the date of this Agreement, the Company, a Subsidiary or Pettinos shall be the record or beneficial owner of any personal property other than the Personal Property, or, with respect to Pettinos, the Assigned Pettinos Assets, the Company, a Subsidiary or Pettinos, as applicable, shall have conveyed the same to the Seller or Seller’s Guarantor so as to vest in Seller or Seller’s Guarantor, as applicable, good and valid title in and to such personal property.

ARTICLE 10

CONDITIONS PRECEDENT OF PURCHASER

The obligation of Purchaser to consummate the transactions described in Article 2 hereof is subject to the fulfillment or written waiver by Purchaser of each of the following conditions prior to or at the Closing:

10.1. Representations and Warranties. The representations and warranties of Seller made hereunder shall be true and correct in all respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes occurring after the date of this Agreement that are permitted or contemplated by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all respects as of such date. Notwithstanding the foregoing, (i) for purposes of determining whether the condition stated in the first sentence of this Section 10.1 is satisfied with respect to the Regular Representations, (A) any Material Adverse Effect or materiality qualifiers included in any such representations and warranties of Seller shall be disregarded; and (B) the failure of any such representation or warranty to be true and correct at any time shall not constitute a failure of the condition stated in this Section 10.1 if such failure, both alone and in conjunction with all other failures of any representations and warranties of Seller hereunder to be true and correct at any time, has not had and is not reasonably likely to have a Material Adverse Effect; and (ii) for purposes of determining whether the condition stated in the first sentence of this Section 10.1 is satisfied with respect to the Carve-Out Representations, (A) any materiality qualifiers included in any such representations and warranties of Seller shall be disregarded; and (B) the Carve-Out Representations shall be true and correct in all material respects at and as of the Closing Date, except for changes occurring after the date of this Agreement that are permitted or contemplated by this Agreement and except to the extent that any Carve-Out Representation is made as of a specified date, in which case such Carve-Out Representation shall be true and correct in all material respects as of such date. For purposes hereof, the “Regular Representations” refer to all representations and warranties of Seller hereunder other than the Carve-Out Representations. The “Carve-Out Representations” refer to those representations and warranties of Seller (I) stated

in Sections 5.2 and 5.7 and/or (II) stated in Section 5.9(a), but only to the extent related solely to compliance by the Operating Sites with applicable zoning codes and regulations.

10.2. Agreement. Seller shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

10.3. Seller Certificate. Purchaser shall have been furnished with a certificate of Seller, dated the Closing Date, certifying to the effect that the conditions contained in Sections 10.1 and 10.2 have been fulfilled.

10.4. No Injunction. No injunction, restraining order or decree of any court or governmental or regulatory authority shall exist against Purchaser, Seller, the Company or any Subsidiary or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

10.5. Consents. All consents, approvals and authorizations of any Person, and all filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Seller, the Company or any Subsidiary or Purchaser, necessary on the part of Seller, the Company or any Subsidiary or Purchaser, or their respective Affiliates, for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as listed in Schedule 10.5, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, shall have expired or terminated as applicable).

10.6. Title Policies. Purchaser shall have obtained, at Purchaser’s expense, commitment(s) from a title company acceptable to Purchaser (“Title Company”) to issue an owner or leasehold title insurance policy with respect to those parcels of Owned Real Property and/or Leased Real Property, respectively, as deemed advisable by Purchaser in its sole discretion, in an amount not less than the value of such Real Property, as reasonably determined by the Purchaser, insuring that the Company or a Subsidiary has good and valid fee simple title in each of the Owned Real Properties and good and valid leasehold title in each of the Leased Real Properties, in each case subject only to Permitted Encumbrances. The title commitment(s) referred to herein (collectively, the “Title Policies”) shall include a commitment to issue, if generally available in the applicable jurisdiction, a “comprehensive” endorsement, a “same as” survey endorsement, and a “non-imputation” endorsement (collectively, the “Endorsements”) if required by Purchaser, in each case subject only to Permitted Encumbrances.

10.7. Non-Compete Agreement; Distribution Agreement. Seller shall have delivered to Purchaser an executed (i) Non-Compete Agreement in the form attached hereto as Exhibit B and (ii) Distribution Agreement.

10.8. Opinion of Seller’s Counsel. Seller shall have delivered to Purchaser an opinion of Seller’s counsel in the form attached hereto as Exhibit D.

10.9. Termination of Guarantees and Releases. Seller shall have delivered to Purchaser (a) evidence that any guarantees made by the Company or any Subsidiary with respect to indebtedness for borrowed money (including, but not limited to, guarantees pursuant to the Credit Agreement and the indenture listed on Schedule 5.2) have been terminated without any further liability of the Company or any Subsidiary thereunder and (b) a full unconditional release of liability of the Company and each such Subsidiary from each lender with respect to such borrowed money.

10.10. Releases of Encumbrances. Seller shall have delivered to Purchaser or Title Company, as applicable, (i) UCC Termination Statements for each UCC-1 Financing Statement filed against any Personal Property of the Company or any Subsidiary, sufficient to release Encumbrances, other than Permitted Encumbrances, against the Personal Property, (ii) releases of those certain Encumbrances set forth on Schedule 10.10 and (iii) releases, title affidavits or such other instruments as may be reasonably requested by the Title Company in order to, with respect to each Title Policy, omit standard title exceptions (but if and only to the extent applicable) and Encumbrances (other than Permitted Encumbrances) from each such Title Policy.

10.11. Certain Liabilities. Seller shall have caused (i) all the liabilities associated with the Reference Balance Sheet item labeled “Book Overdraft” to have been paid in full and discharged and (ii) all intercompany claims and liabilities to have been paid in full and discharged in accordance with Section 8.3(b).

10.12. Miscellaneous Closing Deliveries. Purchaser shall have received each of the following:

(a) all documents, instruments and other closing deliveries specified in Section 3.2 (a);

(b) the estoppel certificates referred to in Section 8.11;

(c) such evidence as Purchaser may reasonably request in order to establish (i) the corporate power and corporate authority of Seller to consummate the transactions contemplated by this Agreement and (ii) the absence of any Encumbrances, other than Permitted Encumbrances, with respect to any Personal Property or the Membership Interests; and

(d) an executed signature page to this Agreement from each Seller Releasor.

10.13. Absence of Change. Since the date hereof there shall not have occurred and be continuing a Material Adverse Effect.

10.14. Newport Supply Agreement. Better Materials and U.S. Silica Company shall have entered into an agreement by which U.S. Silica Company agrees to supply sand to Better Material’s Newport, New Jersey facility on substantially the same terms as set forth on Exhibit E (the “Newport Supply Agreement”).

10.15. Code Section 897 Certification. Seller shall have furnished Purchaser non-foreign person affidavits as defined in section 1445(b)(2) of the Code. If Seller fails to furnish Purchaser the non-foreign person affidavits as required by the preceding sentence, Purchaser shall be entitled to withhold from the Purchase Price the amount required under Section 1445(a) of the

Code (and Purchaser shall pay over such withheld amount, as determined by Purchaser, to the IRS).

10.16. Environmental Matters.

Purchaser shall have received the written reports of the Environmental Firms with respect to their environmental due diligence investigations of those parcels of Owned Real Property and/or Leased Real Property set forth on Schedule 10.16 (the “Phase I Reports”) and (a) such reports shall not recommend or advise that any additional investigation be undertaken with respect to any of such Real Property or (b) if such reports advise or recommend that any additional investigation be undertaken with respect to any of such Real Property, then Purchaser shall have received the results of such additional investigation(s) (other than with respect to any recommended additional investigations that are waived in writing by Purchaser), and such results shall not evidence a state of facts that would be required under applicable law to be remediated (any such requirements collectively referred to as the “Remedial Requirements”) at a cost estimated by the applicable Environmental Firm to be in excess of $500,000 in the aggregate; provided that, anything to the contrary notwithstanding, the condition set forth in this Section 10.16 shall be satisfied despite Remedial Requirements that are estimated by the applicable Environmental Firm to cost in excess of $500,000 in the aggregate if such Remedial Requirements have been Cured by Seller as of the Closing. Remedial Requirements shall be deemed to be “Cured” by Seller if Seller either (x) pays to Purchaser at Closing the amount of such estimated costs of such Remedial Requirements in excess of $500,000 through an adjustment to the Purchase Price or (y) remediates the state of facts giving rise to the Remedial Requirements. For the avoidance of doubt, Purchaser’s right to insist on the satisfaction of the closing conditions stated in this Section 10.16 shall not be affected or limited in any way by any inability of Purchaser and Seller to agree on the scope and/or estimated cost of any additional investigation required pursuant to Section 8.10(c).

10.17. Geological Surveys.

Purchaser shall have received the report/s of the Geological Survey Firms with respect to the Company and any of its Subsidiaries, and such reports shall confirm:

(a) with respect to sand and gravel, (i) the presence of Economically Recoverable sand and gravel reserves at the New Jersey and Penn Valley properties in a gross amount greater than 85,986,000 tons (calculated using a conversion factor of 100 pounds per cubic foot for all locations except Cedar Lake; calculated using a conversion factor of 86 pounds per cubic foot at Cedar Lake) and (ii) that such reserves are of a mix and quality substantially consistent with those produced at the New Jersey and Penn Valley properties in 2002 by the Company and the Subsidiaries;

(b) with respect to the Rich Hill operations of the Company and the Subsidiaries, (i) the presence of Economically Recoverable stone reserves in a gross amount greater than 56,160,000 tons (calculated using a conversion factor of 167 pounds per cubic foot) and (ii) that such reserves are of a quality substantially consistent with production in 2002 at the Rich Hill operations of the Company and the Subsidiaries;

(c) with respect to the Latrobe operations of the Company and the Subsidiaries, (i) the presence of Economically Recoverable stone reserves in a gross amount greater than 79,470,000 tons (calculated using a conversion factor of 167 pounds per cubic foot) and (ii) that such reserves are of a quality substantially consistent with production in 2002 at the Latrobe operations of the Company and the Subsidiaries;

(d) with respect to the Springfield Pike operations of the Company and the Subsidiaries, (i) the presence of Economically Recoverable stone reserves in a gross amount greater than 57,870,000 tons (calculated using a conversion factor of 167 pounds per cubic foot) and (ii) that such reserves are of a quality substantially consistent with production in 2002 at the Springfield Pike operations of the Company and the Subsidiaries;

(e) with respect to the stone quarry at the Penns Park operations of the Company and the Subsidiaries, (i) the presence of Economically Recoverable stone reserves in a gross amount greater than 49,950,000 tons (calculated using a conversion factor of 169 pounds per cubic foot) and (ii) that such reserves are of a quality substantially consistent with production in 2002 at the stone quarry at the Penns Park operations of the Company and the Subsidiaries; and

(f) with respect to the stone quarry at the Ottsville operations of the Company and the Subsidiaries, (i) the presence of Economically Recoverable stone reserves in a gross amount greater than 13,050,000 tons (calculated using a conversion factor of 169 pounds per cubic foot) and (ii) that such reserves are of a quality substantially consistent with production in 2002 at the stone quarry at the Ottsville operations of the Company and the Subsidiaries.

Seller and Purchaser understand and agree that, for purposes of calculating Economically Recoverable stone reserves at each of the Rich Hill and Springfield Pike operations of the Company and the Subsidiaries, the boundaries of each of the Rich Hill and Springfield Pike operations as shown on Purchaser’s Rich Hill Surveys (as defined in Section 10.20) shall be determinative as to such boundaries.

For purposes of this Section 10.17, the term “Economically Recoverable” shall mean:

(a) currently permitted stone, sand and gravel that Seller can currently mine, process and sell under applicable laws ; provided, however, that the sand and gravel reserves located at the Millville Airport Property and that portion of the Rich Hill 2 reserves depicted on the Land Development Plan & Special Exception Plan made for Better Materials Corporation by Tri-County Engineering, dated January 31, 2002, as revised April 18, 2002, both of which are not currently permitted, shall not be required to be permitted for purposes of this Section 10.17(a);

(b) with respect to sand and gravel, (i) all sand and gravel to the pit bottom, the pit bottom being the depth at which the “Jersey Stone” or clay at least five feet thick is encountered; or, (ii) if the existing conditions do not permit the mining of sand to the pit bottom, then all sand and gravel to the depth to which mining is currently permitted;

(c) with respect to Rich Hill, Latrobe and Springfield Pike, all Loyalhanna Limestone located at the aforementioned properties in locations that meet the following conditions: (i) for surface reserves, a stripping ratio of overburden to stone of no more than 2 to 1, measured in feet, and a minimum thickness of Loyalhanna in the crop zone of 40 feet, or (ii) for underground reserves, a minimum overburden cover for an underground reserve of 100 feet, a minimum roof support of Loyalhanna Limestone of 10 feet will be left, and ninety percent (90%) of the Loyalhanna Limestone reserves will not have a dip that exceeds 12 percent and the remaining ten percent (10%) of the reserves will not have a dip that exceeeds 15 percent, in each case when measured perpendicular to the strike of the Loyalhanna Limestone and further with respect to underground reserves, underground mines with (x) at Rich Hill, 50 foot by 50 foot pillars and 40 foot wide headings, (y) at Springfield Pike, 50 foot by 90 foot pillars and 45 foot wide headings, and (z) at Latrobe, 55 foot by 55 foot wide pillars and 45 foot wide headings;

(d) with respect to Penns Park and Ottsville, all Lockatong argillite located at the properties that can be mined subject to the following conditions (i) the haul road grade shall not exceed 12% and the haul road width shall not exceed 50 feet including berms, (ii) the highwall height shall be 50 feet, and (iii) the mining bench shall be 25 feet wide.

10.18. Zoning Letters.

The Purchaser shall not have received a letter or certificate from a zoning authority (a “Zoning Letter”) to the effect that the mining, processing, stockpiling or selling of stone, sand and gravel on a Mining Site violates any applicable zoning law. Purchaser acknowledges and agrees that its failure to receive a Zoning Letter with respect to a Mining Site shall in no event constitute a failure of the condition set forth in this Section 10.18. For purposes of this Section 10.18, the term “Mining Site” shall mean an Operating Site, or material portion thereof, with respect to which (A) Seller’s Use thereof is (x) the mining, processing, stockpiling or selling of stone, sand and gravel and (y) neither the Company, a Subsidiary nor Pettinos is presently using such Operating Site or applicable portion thereof for such use or (B) Seller’s Use thereof is holding such Operating Site or material portion thereof for future reserves in connection with the mining operations of the Company, a Subsidiary or Pettinos, as the case may be.

10.19. Pettinos Transactions.

The Pettinos Transactions shall have been consummated, and thereby Seller shall have caused Better Materials to have permanently, irrevocably and unconditionally divested all of its ownership in Pettinos, and none of the Company or any Subsidiary shall own any interest, directly or indirectly, in Pettinos or, except for the Assumed Pettinos Liabilities, have any liability, whether pursuant to contract or otherwise, to Pettinos or for or with respect to any obligation or liability of Pettinos.

10.20. Rich Hill and Springfield Pike Surveys.

Purchaser acknowledges its receipt and review of Surveys for each of the Operating Sites known as Rich Hill and Springfield Pike. Purchaser has commissioned, at its own expense, a new survey of each of the Rich Hill and Springfield Pike Operating Sites (collectively,

“Purchaser’s Rich Hill Surveys”) from Southwind Surveyors (“Purchaser’s Surveyor”), a registered and licensed land surveyor, to be completed prior to Closing. Purchaser’s Surveyor has advised Purchaser that the reasonable and good faith anticipated completion date for Purchaser’s Rich Hill Surveys is within forty-five (45) days of the execution of this Agreement (excluding force majeure and delays beyond the reasonable control of Purchaser’s Surveyor). It shall be a condition to closing hereunder that Purchaser’s Rich Hill Surveys shall not disclose that the Company or a Subsidiary, in connection with its operations at either Rich Hill or Springfield Pike, has mined an area outside the boundaries of the applicable Operating Site, as such boundaries are shown on Purchaser’s Rich Hill Surveys.

10.21. Conveyances from Seller and Seller’s Guarantor.

To the extent that, as of the date of this Agreement, the Seller or the Seller’s Guarantor shall be the record or beneficial owner of (a) any Real Property, or (b) any Personal Property, in either case used in the business of the Company or a Subsidiary or used by Pettinos in connection with the Assigned Pettinos Assets, the Seller or Seller’s Guarantor, as applicable, shall have conveyed the same to the Company, a Subsidiary or Pettinos by instrument (in the case of Personal Property) sufficient to vest in the Company, a Subsidiary or Pettinos, good and valid title in the Personal Property or, by instrument (in the case of Real Property) in recordable form sufficient to vest in the Company, a Subsidiary or Pettinos good and valid fee simple title in and to such Real Property.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND

WARRANTIES; CERTAIN ACKNOWLEDGEMENTS

11.1. Survival. The respective representations and warranties of Seller and of Purchaser hereunder shall survive until fifteen (15) months after the Closing and thereafter shall expire; provided, however, that any representations and warranties of Seller contained in (i) Sections 5.3 (Capitalization of the Company), 5.4 (Equity Interests), 5.5(b) (Pettinos), Section 6.3 (Ownership) and Section 6.4 (Intercompany Claims) shall survive indefinitely, (ii) Sections 5.12 (Tax Matters) and 5.13 (Employee Benefits) shall survive for the applicable statute of limitations period plus six (6) months and thereafter shall expire and (iii) Section 5.15 (Environmental) shall survive for three (3) years after the Closing Date and thereafter shall expire. Notwithstanding the foregoing, Seller and Purchaser understand and agree that Seller’s representations and warranties contained in Section 5.7(c) shall not survive the Closing.

ARTICLE 12

INDEMNIFICATION

12.1. Indemnification of Purchaser and Its Affiliates. Seller agrees to defend, indemnify and hold harmless Purchaser and Purchaser’s Affiliates and their respective successors and assigns (individually, a “Purchaser Indemnitee”, and, collectively, the “Purchaser Indemnitees”), against and in respect of any and all actions, suits, proceedings, losses, damages, claims, liabilities, demands, assessments, judgments, costs (including court costs) and expenses, including reasonable attorneys’, expert witnesses and accountants’ fees (“Damages”), whether or not incurred by Purchaser or any Affiliate of Purchaser in connection with any action, suit, proceeding or claim against Seller hereunder, caused by or resulting or arising from or with respect to any (a) untruthfulness, inaccuracy or breach of any representation and warranty of Seller hereunder as of the date hereof or as of the Closing Date (unless such representation or warranty speaks as of a specific date, in which case, only as of such date), (b) failures by Seller to perform or otherwise fulfill any undertaking or agreement or obligation hereunder, (c) subject to Section 8.5, any Tax liability of the Company or any Subsidiary for taxable periods or portions of Overlap Periods ending on or prior to the Closing Date, which shall remain the sole obligation of Seller, and (d) any Silicosis Liability; provided; however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Purchaser Indemnitees in respect of which such Purchaser Indemnitee proposes to demand indemnification, such Purchaser Indemnitee shall notify Seller thereof within a reasonable period of time after the Purchaser Indemnitee receives notice thereof; provided, further, that the failure to so notify Seller shall not affect Purchaser’s right to indemnification hereunder except to the extent that Seller’s interests are actually prejudiced thereby. Seller shall have the right within fifteen (15) days after receipt of such notice to assume, at its sole cost and expense, the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, employment of counsel. Purchaser shall have the right, at its sole cost and expense, to participate in the defense of any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, if (i) the named parties to any such proceeding (including any impleaded parties) include both Purchaser (or a Purchaser Indemnitee) and Seller (or a Seller Indemnitee) and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (other than differing interests associated with Seller’s obligation to indemnify), or (ii) the employment of counsel by such Purchaser Indemnitee has been authorized in writing by Seller, or (iii) Seller has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Purchaser Indemnitee shall have the right to retain its own counsel (to be selected by the Purchaser Indemnitee and, in the case of (i) and (ii) above, consented to in writing by Seller, such consent not to be unreasonably withheld or delayed), the reasonable fees and expenses of such counsel to be at the sole cost and expense of Seller. In such event, counsel selected by the Seller and the Purchaser Indemnitee shall be required to cooperate in such defense, compromise or settlement and Purchaser will, at its own expense, make available to Seller those employees of Purchaser or any Affiliate of Purchaser (including but not limited to the Company or any Subsidiary) whose assistance, testimony or presence, is necessary to assist Seller in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of Purchaser and its Affiliates (including but not limited to the Company or any Subsidiary). Seller shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, if such compromise or settlement involves anything other than a payment of money and does not include a full and unconditional release of the Purchaser Indemnitee from such action, suit, proceeding, claim, liability or assessment.

12.2. Indemnification of Seller and Its Affiliates. Purchaser agrees to defend, indemnify and hold harmless Seller and Seller’s Affiliates, and their respective successors and assigns (individually, a “Seller Indemnitee”, and collectively, the “Seller Indemnitees”), against and in respect of Damages, whether or not incurred by Seller or any Affiliate of Seller in connection with any action, suit, proceeding or claim against Purchaser hereunder, caused by or resulting or arising from or with respect to any (a) untruthfulness, inaccuracy or breach of any representation and warranty of Purchaser hereunder as of the date hereof or as of the Closing Date (unless such representation or warranty speaks as of a specific date in which case, only as of such date), (b) failures by Purchaser to perform or otherwise fulfill any undertaking or agreement or obligation of Purchaser hereunder or (c) subject to Section 8.5, any Tax liability of the Company or any Subsidiary for taxable periods or portions of Overlap Periods beginning after the Closing Date, which shall be the sole obligation of Purchaser; provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Seller Indemnitee in respect of which such Seller Indemnitee proposes to demand indemnification, such Seller Indemnitee shall notify Purchaser thereof within a reasonable period of time after the Seller receives notice thereof; provided, further, that the failure to so notify Purchaser shall not affect such Seller Indemnitee’s right to indemnification hereunder except to the extent that Purchaser’s interests are actually prejudiced thereby. Purchaser shall have the right within fifteen (15) days after receipt of such notice to assume, at its sole cost and expense, the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including employment of counsel. Seller shall have the right, at its sole cost and expense, to participate in the defense of any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, if (i) the named parties to any such proceeding (including any impleaded parties) include both Seller (or a Seller Indemnitee) and Purchaser and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (other than differing interests associated with Purchaser’s obligation to indemnify), or (ii) the employment of counsel by such Seller Indemnitee has been authorized in writing by Purchaser, or (iii) Purchaser has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Seller Indemnitee shall have the right to retain its own counsel (to be selected by the Seller Indemnitee and, in the case of (i) and (ii) above, consented to in writing by Purchaser, such consent not to be unreasonably withheld or delayed), the reasonable fees and expenses of such counsel to be at the sole cost and expense of Purchaser. In such event, counsel selected by the Seller Indemnitee and the Purchaser shall be required to cooperate in such defense, compromise or settlement and Seller will, at its own expense, make available to Purchaser those employees of Seller or any Affiliate of Seller whose assistance, testimony or presence, is necessary to assist Purchaser in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of Seller and its Affiliates. Purchaser shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the written consent of Seller, which consent shall not be unreasonably withheld or delayed, if such compromise or settlement involves anything other than a payment of money and does not include a full and unconditional release of the Seller Indemnitee from such action, suit, proceeding, claim, liability or assessment.

12.3. Certain Limitations. The liability of Seller or Purchaser, as applicable, for claims under this Agreement shall be limited by the following:

(a) If the Closing shall not have occurred, recovery of Purchaser and its Affiliates shall be limited to actual out of pocket expenses and shall in no event include any special, indirect, incidental or consequential damages whatsoever.

(b) Notwithstanding anything contained in Section 12.1, Section 12.2 or otherwise, except with respect to Sections 5.3 (Capitalization of the Company), 5.4 (Equity Interests), 5.5(b) (Pettinos), 6.3 (Ownership) and Section 6.4 (Intercompany Claims) which shall survive indefinitely, after the expiration of the representations and warranties as described in Section 11.1, neither Seller nor Purchaser shall have any further obligations under Section 12.1(a) and Section 12.2(a), except for claims for Damages in respect of which an indemnified party (“Indemnified Party”) has given to the indemnifying party (“Indemnifying Party”) written notice prior to such dates.

(c) The amount of Damages otherwise recoverable by a Seller Indemnitee or Purchaser Indemnitee under this Article 12 shall be reduced to the extent that any Federal, state, local or foreign tax liabilities of such Seller Indemnitee or Purchaser Indemnitee, as applicable, or any of their respective Affiliates, is decreased by reason of such Damages.

(d) Notwithstanding any other provision of this Agreement, the determination of whether a breach has occurred and the amount of Damages otherwise recoverable by a Purchaser Indemnitee under Section 12.1(a) for breach of the representations or warranties contained in Sections 5.7 (Title to Real and Personal Property; Condition of Assets), 5.9(a) (Compliance with Law), 5.9(c) (Permits), 5.15 (Environmental Matters) and 5.16(b) (Compliance with Labor Laws) shall be determined and calculated disregarding any materiality qualifiers contained therein.

(e) If any matters giving rise to a claim of indemnification pursuant to this Article 12 by a Purchaser Indemnitee or Seller Indemnitee, as the case may be, may be covered by any insurance policy or policies, then Purchaser Indemnitee or Seller Indemnitee, as applicable, shall use reasonable efforts to pursue the claim and obtain compensation from its insurer or insurers under such insurance policy or policies. If and when such compensation is actually received from such insurers for the matters giving rise to a claim of indemnification (an “Insurance Recovery”), the Purchaser Indemnitee or Seller Indemnitee, as applicable, shall reduce such claim of indemnification against the Indemnifying Party to the extent of its Insurance Recovery (minus reasonable expenses incurred in pursuing the claim with its insurer) or, if payment has already been made on such claim of indemnification, then the Indemnified Party shall remit the Insurance Recovery (minus reasonable expenses incurred in pursuing the claim with its insurer) to the Indemnifying Party.

(f)

(i) No Damages arising out of a particular breach of any representation or warranty hereunder on the part of Purchaser or Seller, as the case may be, that would otherwise be indemnified under Section 12.1(a) or 12.2(a), as the case may be, shall be recoverable by a Purchaser Indemnitee or Seller Indemnitee pursuant to the provisions of this Article 12, and no claim therefor shall be asserted for any purpose hereunder (and, for the avoidance of doubt, no such Damages shall be counted towards the Indemnity Deductible), unless the amount of such Damages (together with Damages arising out of any substantially related claims) exceeds $25,000, in which case the entire amount of such Damages shall be recoverable pursuant to the provisions of this Article 12;

(ii) No Damages shall be recoverable by a Purchaser Indemnitee or Seller Indemnitee pursuant to the provisions of this Article 12 unless and only to the extent that the amount of such Indemnitee’s Damages equals or exceeds $1,000,000 (the “Indemnity Deductible”) in the aggregate;

(g) The aggregate amount of Damages recoverable pursuant to the provisions of this Article 12 by Purchaser Indemnitees and Seller Indemnitees, respectively, shall be limited to $10,000,000, respectively.

(h) Notwithstanding anything to the contrary herein, the foregoing limitations in Section 12.3(f) and Section 12.3(g) above shall not apply to Damages (i) in respect of the untruthfulness, inaccuracy or breach by Seller of any of the representations and warranties set forth in Section 5.3 (Capitalization of the Company), Section 5.4 (Equity Interests), Section 5.5(b) (Pettinos), Section 5.11 (Brokers), Section 5.12 (Tax Matters), Section 5.13 (Employee Benefits), Section 6.3 (Ownership) and Section 6.4 (Intercompany Claims) or (ii) in respect of claims made pursuant to Section 12.1(b) or Section 12.2(b), (iii) in respect of claims made pursuant to Section 12.1(c) or 12.2(c), (iv) in respect of claims made pursuant to Section 12.1(d), or (v) based on fraud.

(i) Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnitee shall be entitled to indemnification under this Article 12 for any Damages to the extent of the benefit that Purchaser receives, at or after the Closing, pursuant to an adjustment to the Purchase Price for such Damages by reason of Article 4 hereof. For the avoidance of doubt, under no circumstances shall “Damages” include any amount paid by Seller to Purchaser, or applied as a credit to the Purchase Price, in curing any state of facts that would otherwise prevent the fulfillment of any of the conditions precedent of Purchaser set forth in Article 10 hereof.

(j) If, after the delivery of any notice for indemnification (“Indemnification Notice”) pursuant to this Article 12, the Indemnifying Party does not give written notice to the Indemnified Party disputing the Damages set forth in the Indemnification Notice (a “Counter Indemnification Notice”) within 60 days after delivery of the Indemnification Notice, then the dollar amount of the Damages set forth in the Indemnification Notice shall be deemed conclusive for purposes of this Agreement. If after such 60-day period the Indemnifying Party has failed to deliver a Counter Indemnification Notice, then the Indemnifying Party shall pay to the Indemnified Party the dollar amount of such Damages within 10 days after the expiration of such 60-day period.

(k) If a Counter Indemnification Notice is timely delivered to the Indemnified Party, each party shall use their reasonable efforts to resolve such claim and agree upon a dollar amount, if any, applicable to such claim. If the parties cannot resolve such claim within 60 days after delivery of the Counter Indemnification Notice, then the claim may be submitted to a court of competent jurisdiction. After a final decision in favor of the Indemnified Party has been rendered by a court to enforce an award with respect to the amount of such claim, then the Indemnifying Party shall pay to the Indemnified Party the full dollar amount of such claim within 10 days of such final decision.

(l) Without limiting the generality of Section 12.3(e) hereof and notwithstanding anything herein contained to the contrary, no Purchaser Indemnitee shall be entitled to assert a claim for indemnification against Seller under this Article 12 for any Damages in respect of (i) any title matter that is insured by a title insurer as of the effective date of the applicable Title Policy or (ii) any title matter that would have been insured by the title insurer, based upon the applicable Title Policy provided to Purchaser by the title insurer pursuant to Section 10.6 hereof, had Purchaser, in fact, purchased the applicable and available Title Policy. Seller and Purchaser expressly understand and agree that Purchaser Indemnitees shall look solely to the title insurer with respect to a claim arising from a title matter as described in subparagraph (i) above and Seller shall have no liability or obligation of any kind with respect to any claims arising from title matters described in subparagraphs (i) or (ii) above. In view of the fact that Purchaser and not Seller shall have selected the insurer issuing each of the Title Policies, Purchaser Indemnitees shall bear all credit risk with respect to any insurer issuing a Title Policy, and Seller shall be relieved of all liability under this Article 12 even if Purchaser Indemnitee is unable to collect on a claim under any Title Policy due to the financial condition of the title insurer. Purchaser Indemnitees shall use reasonable and diligent efforts to pursue any such claim against the title insurer and to obtain compensation therefrom.

12.4. Survival. Notwithstanding anything herein to the contrary, this Article 12 shall survive termination of this Agreement without limitation.

12.5. Sole Remedy. The provisions of this Article 12 shall provide the sole and exclusive remedy with respect to any and all Damages arising from the matters referred to in Section 12.1 or 12.2, as the case may be (except for claims based on fraud). Nothing in this Section 12.5 shall limit or restrict the ability or right of any party hereto to seek injunctive or other equitable relief for any breach or alleged breach of this Agreement or any provision hereof.

12.6. Release.

(a) Release by Seller Group of Purchaser, the Company and the Subsidiaries. Effective as of the Closing, Seller and each of the Persons listed on Schedule 12.6 (collectively, the “Seller Releasors”), hereby unconditionally and irrevocably release and discharge the Company, the Subsidiaries and each Purchaser Indemnitee, including in each case their successors and assigns (collectively, the “Purchaser Releasees”), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Purchaser Releasees (or any of them) the Seller Releasors (or any of them) and/or the successors and assigns of the Seller Releasors (or any of them) ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, fact or circumstance occurring or arising from the beginning of the world to the Closing; provided, that the foregoing shall not affect the rights of any party under this Agreement, or to enforce this Agreement or any other agreement entered into in accordance herewith. Seller represents and warrants that

Schedule 12.6 sets forth a complete and accurate list Seller’s ultimate parent company, USS Holdings, Inc., and all of its direct and indirect subsidiaries, other than the Company and its Subsidiaries. Each of the Seller Releasors represents and warrants that it has not assigned any of its claims released by this Section 12.6 to any other Person on or prior to the date hereof.

(b) Release by Purchaser, the Company and the Subsidiaries of Seller. Effective as of Closing, Purchaser, the Company and the Subsidiaries (“Purchaser Releasors”), hereby unconditionally and irrevocably release and discharge the Seller and each of the Persons listed on Schedule 12.6 (the “Seller Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Seller Releasees (or any of them) the Purchaser Releasors (or any of them) and/or the successors and assigns of the Purchaser Releasors (or any of them) ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, fact or circumstance occurring or arising from the beginning of the world to the Closing; provided, that the foregoing shall not affect the rights of any party under this Agreement, or to enforce this Agreement or any other agreement entered into in accordance herewith.

(c) Each of the Seller Releasors irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Purchaser Releasee based upon any matter released pursuant to Section 12.6(a).

(d) Each of the Purchaser Releasors irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Seller Releasee based upon any matter released pursuant to Section 12.6(b).

12.7. Determination of Breach of Certain Representations and Warranties.

Solely for the purpose of determining under 12.1(a) whether there exists any untruthfulness, inaccuracy or breach of any representation and warranty of Seller contained in Section 5.13 or Section 5.15 as of the date hereof or as of the Closing Date (unless such representation or warranty speaks as of a specific date, in which case, only as of such date) and for the purpose of determining the Damages with respect thereto, the phrase “Since October 1, 1999” in such sections shall be disregarded.

12.8. Right of Purchaser Indemnitee to Indemnification Unaffected by Other Sections.

For the avoidance of doubt, nothing contained in any Article of this Agreement other than this Article 12 (including, without limiting the generality of the foregoing, anything contained in Section 10.16 of this Agreement) shall affect the right of Purchaser to make a claim for or obtain indemnification against Seller subsequent to the Closing Date in accordance with this Article 12.

ARTICLE 13

MISCELLANEOUS

13.1. Further Assurances. From time to time after the Closing, Seller will execute and deliver, or cause to be executed and delivered, such documents to Purchaser and take such other actions as Purchaser shall reasonably request in order to vest more effectively in Purchaser good title to the Membership Interests and to vest more effectively in the Company or any Subsidiary good title (subject to Encumbrances permitted by this Agreement) to the Assets and from time to time after the Closing, Purchaser will execute and deliver, or cause to be executed and delivered, such documents to Seller and take such other action as Seller shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

13.2. Expenses. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

13.3. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance.

13.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

If to Seller, to:

Better Minerals & Aggregates Company

Route 522

P.O. Box 187

Berkeley Springs, WV 25411

Telephone: 304-258-2500

Telecopy: 304-258-3500

Attention: President

If to Seller Guarantor, to:

U.S. Silica Company

Route 522

P.O. Box 187

Berkeley Springs, WV 25411

Telephone: 304-258-2500

Telecopy: 304-258-3500

Attention: President

And, in the case of any notice to Seller or Seller Guarantor, with a required copy to:

Pillsbury Winthrop LLP

One Battery Park Plaza

New York, New York 10004

Telephone: (212) 858-1000

Telecopy: (212) 858-1500

Attention: Donald G. Kilpatrick, Esq.

If to Purchaser to:

Hanson BMC Acquisition Co.

2680 Bishop Drive, Suite 225

San Ramon, CA 94583-4404

Telephone: (925) 328-1800

Telecopy: (925) 244-1064

Attention: Michael Hyer, Esq., General Counsel

If to Purchaser Guarantor to:

Hanson Building Materials America, Inc.

2680 Bishop Drive, Suite 225

San Ramon, CA 94583-4404

Telephone: (925) 328-1800

Telecopy: (925) 244-1064

Attention: Michael Hyer, Esq., General Counsel

And, in the case of any notice to Purchaser or Purchaser Guarantor, with a required copy to:

Hanson

2300 Gateway Centre Blvd

Morrisville, NC 27560-9669

Telephone: (919) 380-2500

Telecopy: (919) 380-2522

Attention: C. Howard Nye, President and CEO

And to:

O’Melveny & Myers LLP

610 Newport Center Drive

Suite 1700

Newport Beach, CA 92660

Telephone: (949) 760-9600

Telecopy: (949) 823-6994

Attention: Terrence Allen, Esq.

Such names and addresses may be changed by such notice.

13.5. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto, all of which are a part hereof) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including but not limited to the Descriptive Memorandum. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or made hereunder.

13.6. Amendments. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

13.7. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, or “Schedules” shall be deemed to be references to Articles for Sections hereof or Schedules hereto unless otherwise indicated.

13.8. Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

13.9. Parties in Interest; Assignment. Except as provided in or contemplated by Article 12 (which confers upon the Persons referred to therein for whose benefit it is intended the right to enforce such Article), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement; provided, however, that (i) Seller may assign this Agreement in connection with the sale of all or substantially all of the business of Seller and (ii) Seller may grant a security interest in its rights under this Agreement to its lender(s) as security for Seller’s obligations to such lender(s) (and such lender(s) may exercise its rights and remedies with respect to such security interest) in each case without the consent of Purchaser. Notwithstanding the assignment of this Agreement pursuant to the provisions stated hereinabove, it is understood and agreed that the assignor shall remain responsible for its obligations under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors or assigns.

13.10. Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

13.11. Jurisdiction. Each of Seller and Purchaser hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, The City of New York, for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each of Seller and Purchaser agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against Purchaser or Seller in any such court. Each of Seller and Purchaser hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.12. Waiver. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

ARTICLE 14

GUARANTY BY SELLER GUARANTOR

14.1. Seller Guaranty.

(a) Seller Guarantor hereby guarantees, without any setoff or other deduction, the payment and performance when due of the Seller Guaranteed Obligations, without any limitation as to amount. Such guaranty is a continuing, absolute and unconditional guaranty and a guaranty of payment rather than collection. For purposes hereof, “Seller Guaranteed Obligations” means collectively all obligations, however evidenced, now existing or hereafter arising or accruing, direct or indirect, absolute or contingent, of Seller (or any successor of Seller or any transferee of all or substantially all of the assets of Seller) under this Agreement (including, but not limited to, the indemnification obligations set forth in this Agreement). Each portion of the Seller Guaranteed Obligations heretofore or hereafter paid or satisfied by any money that has been heretofore or is hereafter received, applied or retained by Purchaser and is later recovered from Purchaser as a result of any Claim (as defined below) shall be reinstated as part of the Seller Guaranteed Obligations for purposes of this Agreement as of the date it originally arose or accrued.

(b) Seller Guarantor shall indemnify Purchaser on demand, without any limitation as to amount, against each liability, cost and expense (including, but not limited to, if Purchaser retains counsel for advice, litigation or any other purpose, reasonable attorneys’ fees and disbursements) heretofore or hereafter incurred by Purchaser as a result of any Claim. For purposes hereof, “Claim” means any claim, however asserted and whether now existing or hereafter arising, for the recovery of any money or other consideration heretofore or hereafter received, applied or retained by Purchaser in payment or satisfaction of any of the Seller Guaranteed Obligations (including, but not limited to, any such claim involving any allegation that any money constituted trust funds or that the receipt, application or retention of any money constituted a preference or fraudulent conveyance or transfer).

(c) Seller Guarantor shall pay to Purchaser on demand each cost and expense (including, but not limited to, if Purchaser retains counsel for advice, litigation or any other purpose, reasonable attorneys’ fees and disbursements) hereafter incurred by Purchaser in endeavoring to enforce any obligation of Seller Guarantor pursuant to this Agreement or preserving or exercising any right or remedy against Seller Guarantor pursuant to this Agreement or arising as a result of this Agreement, but only to the extent that such cost or expense would be recoverable from Seller.

(d) Seller Guarantor irrevocably waives, without any notice, each right of subrogation, indemnification, reimbursement or contribution, and each similar right, against Seller heretofore or hereafter arising in connection with this Agreement or any of the Seller Guaranteed Obligations until Purchaser receives full and final payment of the Seller Guaranteed Obligations.

(e) The guaranty provided for in this Section shall not be modified or terminated, no obligation of Seller Guarantor pursuant to this Agreement and no right or remedy of Purchaser against Seller Guarantor pursuant to this Agreement or arising as a result of this Agreement shall be impaired or otherwise adversely affected, and no such right or remedy shall be waived by any act, omission or other thing, whether heretofore occurred or hereafter occurring. Except to the extent expressly provided in this Agreement, Seller Guarantor irrevocably consents, without any notice, to each act, omission and other thing, whether heretofore occurred or hereafter occurring, that would or might, but for such consent, modify or terminate Seller Guarantor’s obligations under this Agreement, impair or otherwise adversely affect any such obligation, right or remedy or operate as a waiver of any such right or remedy. Without limiting the generality of the preceding two sentences, Seller Guarantor’s obligations hereunder shall not be modified or terminated by, no such obligation, right or remedy shall be waived by, and such consent shall apply to, whether heretofore occurred or hereafter occurring (i) any extension, renewal, refinancing or other modification or replacement, assignment, compromise, cancellation, discharge, invalidity, impairment, unenforceability or change in any term or condition of, any defense with respect to, or any grant of any participation in, any of the

Seller Guaranteed Obligations or any obligation of Seller, (ii) any exercise or waiver of, any failure or delaying to exercise, any forbearance from exercising, or any notice prior to exercising, any right or remedy of Purchaser relating to any of the Seller Guaranteed Obligations or against Seller, Seller Guarantor or any other Person, (iii) any case or other proceeding pursuant to any bankruptcy, insolvency or similar statute with respect to Seller, Seller Guarantor or any other Person, (iv) any failure of any such claim to be allowed, in any case or other proceeding pursuant to any bankruptcy, insolvency or similar statute, (v) the acceptance by Purchaser or any other Person of any writing intended by Seller or any other person to create an accord and satisfaction with respect to any of the Seller Guaranteed Obligations or any obligation of Seller, Seller Guarantor or any other person, (vi) the manner or order of application of any money applied in payment of any of the Seller Guaranteed Obligations (vii) any change in the ownership, membership, location, business, name, identity or structure of Seller or any other Person or (viii) any other circumstance that might otherwise constitute an equitable discharge of Seller Guarantor.

(f) Seller Guarantor irrevocably waives, without any notice, each act and other thing upon which, but for such waiver, any obligation of Seller Guarantor pursuant to this Agreement or any right or remedy of Purchaser pursuant to this Agreement or arising as a result of this Agreement would or might be conditioned.

ARTICLE 15

GUARANTY BY PURCHASER GUARANTOR

15.1. Purchaser Guaranty.

(a) Purchaser Guarantor hereby guarantees, without any setoff or other deduction, the payment and performance when due of the Purchaser Guaranteed Obligations, without any limitation as to amount. Such guaranty is a continuing, absolute and unconditional guaranty and a guaranty of payment rather than collection. For purposes hereof, “Purchaser Guaranteed Obligations” means collectively all obligations, however evidenced, now existing or hereafter arising or accruing, direct or indirect, absolute or contingent, of Purchaser (or any successor of Purchaser or any transferee of all or substantially all the assets of Purchaser) under this Agreement (including, but not limited to, the indemnification obligations set forth in this Agreement). Each portion of the Purchaser Guaranteed Obligations heretofore or hereafter paid or satisfied by any money that has been heretofore or is hereafter received, applied or retained by Seller and is later recovered from Seller as a result of any Claim (as defined below) shall be reinstated as part of the Purchaser Guaranteed Obligations for purposes of this Agreement as of the date it originally arose or accrued.

(b) Purchaser Guarantor shall indemnify Seller on demand, without any limitation as to amount, against each liability, cost and expense (including, but not limited to, if Seller retains counsel for advice, litigation or any other purpose, reasonable attorneys’ fees and disbursements) heretofore or hereafter incurred by Seller as a result of any Claim. For purposes hereof, “Claim” means any claim, however asserted and whether now existing or hereafter arising, for the recovery of any money or other consideration heretofore or hereafter received, applied or retained by Seller in payment or satisfaction of any of the Purchaser Guaranteed Obligations (including, but not limited to, any such claim involving any allegation that any money constituted trust funds or that the receipt, application or retention of any money constituted a preference or fraudulent conveyance or transfer).

(c) Purchaser Guarantor shall pay to Seller on demand each cost and expense (including, but not limited to, if Seller retains counsel for advice, litigation or any other purpose, reasonable attorneys’ fees and disbursements) hereafter incurred by Seller in endeavoring to enforce any obligation of Purchaser Guarantor pursuant to this Agreement or preserving or exercising any right or remedy against Purchaser Guarantor pursuant to this Agreement or arising as a result of this Agreement, but only to the extent that such cost or expense would be recoverable from Purchaser.

(d) Purchaser Guarantor irrevocably waives, without any notice, each right of subrogation, indemnification, reimbursement or contribution, and each similar right, against Purchaser heretofore or hereafter arising in connection with this Agreement or any of the Purchaser Guaranteed Obligations until Seller receives full and final payment of the Purchaser Guaranteed Obligations.

(e) The guaranty provided for in this Section shall not be modified or terminated, no obligation of Purchaser Guarantor pursuant to this Agreement and no right or remedy of Seller against Purchaser Guarantor pursuant to this Agreement or arising as a result of this Agreement shall be impaired or otherwise adversely affected, and no such right or remedy shall be waived by any act, omission or other thing, whether heretofore occurred or hereafter occurring. Except to the extent expressly provided in this Agreement, Purchaser Guarantor irrevocably consents, without any notice, to each act, omission and other thing, whether heretofore occurred or hereafter occurring, that would or might, but for such consent, modify or terminate Purchaser Guarantor’s obligations under this Agreement, impair or otherwise adversely affect any such obligation, right or remedy or operate as a waiver of any such right or remedy. Without limiting the generality of the preceding two sentences, Purchaser Guarantor’s obligations hereunder shall not be modified or terminated by, no such obligation, right or remedy shall be waived by, and such consent shall apply to, whether heretofore occurred or hereafter occurring (i) any extension, renewal, refinancing or other modification or replacement, assignment, compromise, cancellation, discharge, invalidity, impairment, unenforceability or change in any term or condition of, any defense with respect to, or any grant of any participation in, any of the Purchaser Guaranteed Obligations or any obligation of Purchaser, (ii) any exercise or waiver of, any failure or delaying to exercise, any forbearance from exercising, or any notice prior to exercising, any right or remedy of Seller relating to any of the Purchaser Guaranteed Obligations or against Purchaser, Purchaser Guarantor or any other Person, (iii) any case or other proceeding pursuant to any bankruptcy, insolvency or similar statute with respect to Purchaser, Purchaser Guarantor or any other Person, (iv) any failure of any such claim to be allowed, in any case or other proceeding pursuant to any bankruptcy, insolvency or similar statute, (v) the acceptance by Seller or any other Person of any writing intended by Purchaser or any other person to create an accord and satisfaction with respect to any of the Purchaser Guaranteed Obligations or any obligation of Purchaser, Purchaser Guarantor or any other person, (vi) the manner or order of application of any money applied in payment of any of the Purchaser Guaranteed Obligations (vii) any change in the ownership, membership, location, business, name, identity or structure of Purchaser or any other Person or (viii) any other circumstance that might otherwise constitute an equitable discharge of Purchaser Guarantor.

(f) Purchaser Guarantor irrevocably waives, without any notice, each act and other thing upon which, but for such waiver, any obligation of Purchaser Guarantor pursuant to this Agreement or any right or remedy of Seller pursuant to this Agreement or arising as a result of this Agreement would or might be conditioned.

[Signatures follow immediately on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BETTER MINERALS & AGGREGATES COMPANY

By:
Name:
Title:

HANSON BMC ACQUISITION CO.

By:
Name:
Title:

For the sole purpose of the guaranty contained in Article 14 hereof:

U.S. SILICA COMPANY

By:
Name:
Title:

For the sole purpose of the guaranty contained in Article 15 hereof:

HANSON BUILDING MATERIALS AMERICA, INC.

By:
Name:
Title:

For the sole purpose of the provisions contained in Section 12.6 hereof, effective as of the Closing:

(a) Seller Releasors

USS HOLDINGS,INC

By:
Name:
Title:

BMAC HOLDINGS, INC.

By:
Name:
Title:

BMAC SERVICES CO., INC.

By:
Name:
Title:

U.S. SILICA COMPANY

By:
Name:
Title:

PENNSYLVANIA GLASS SAND CORPORATION

By:
Name:
Title:

THE FULTON LAND AND TIMBER COMPANY

By:
Name:
Title:

OTTAWA SILICA COMPANY

By:
Name:
Title:

OTTAWA SILICA COMPANY, LTD.

By:
Name:
Title:

GEORGE F. PETTINOS, INC.

By:
Name:
Title:

(b) Purchaser Releasors

STONE MATERIALS COMPANY, LLC

By:
Name:
Title:

BETTER MATERIALS CORPORATION

By:
Name:
Title:

BMC TRUCKING, INC.

By:
Name:
Title:

CHIPPEWA FARMS CORPORATION

By:
Name:
Title:

COMMERCIAL AGGREGATES TRANSPORTATION AND SALES, LLC

By:
Name:
Title: